    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1997
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              TRITEAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

              DELAWARE                              7371                             33-0548924
    (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                           2011 PALOMAR AIRPORT ROAD
                           CARLSBAD, CALIFORNIA 92009
                                 (619) 930-2077
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               JEFFREY D. WITOUS
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              TRITEAL CORPORATION
                           2011 PALOMAR AIRPORT ROAD
                           CARLSBAD, CALIFORNIA 92009
                                 (619) 930-2077
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

               FREDERICK T. MUTO, ESQ.                                JORGE DEL CALVO, ESQ.
                CYDNEY S. POSNER, ESQ.                                DAVINA K. KAILE, ESQ.
                NANCY E. DENYES, ESQ.                             PILLSBURY MADISON & SUTRO LLP
                  COOLEY GODWARD LLP                                   2700 SAND HILL ROAD
           4365 EXECUTIVE DRIVE, SUITE 1100                            MENLO PARK, CA 94025
                 SAN DIEGO, CA 92121                                      (415) 233-4500
                    (619) 550-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

                                   AMOUNT       PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
   TITLE OF EACH CLASS OF          TO BE         OFFERING PRICE  AGGREGATE OFFERING    REGISTRATION
 SECURITIES TO BE REGISTERED   REGISTERED(1)      PER SHARE(2)        PRICE(2)            FEE
-----------------------------------------------------------------------------------------------------
Common Stock, $.001 par       2,415,000 shares       $18.25         $44,073,750         $13,356
  value......................
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

(1) Includes 315,000 shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on January 27, 1997.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY
ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED JANUARY 28, 1997

                                2,100,000 SHARES

                                      LOGO
                                  COMMON STOCK
                            ------------------------

     Of the 2,100,000 shares of Common Stock offered hereby, 1,350,000 shares are being offered by TriTeal Corporation ("TriTeal" or the "Company") and 750,000 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

     The Common Stock is quoted on the Nasdaq National Market under the symbol "TEAL." On January 27, 1997, the last reported sale price of Common Stock was $18.25 per share. See "Price Range of Common Stock."

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
                                              Underwriting                     Proceeds to
                                Price to      Discounts and    Proceeds to       Selling
                                 Public      Commissions(1)    Company(2)     Stockholders
--------------------------------------------------------------------------------------------
Per Share...................        $               $               $               $
--------------------------------------------------------------------------------------------
Total.......................        $               $               $               $
--------------------------------------------------------------------------------------------
Total Assuming Full Exercise
  of Over-Allotment
  Option(3).................        $               $               $               $
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

(1) See "Underwriting."

(2) Before deducting expenses estimated at $400,000, which are payable by the Company.

(3) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 315,000 additional shares, on the same terms, solely to cover over-allotments. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about
             , 1997.
                            ------------------------

PAINEWEBBER INCORPORATED
                                     HAMBRECHT & QUIST
                                                              PIPER JAFFRAY INC.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS            , 1997.

    LOCATED ON THE OUTSIDE OF THE GATEFOLD COVER IS A GRAPHIC DEPICTING A SERIES OF SEVEN CONNECTED COMPUTER TERMINALS (WORKSTATIONS, PCS, X TERMINALS AND AN NC) BELOW AN ENLARGED IMAGE OF A COMPUTER SCREEN NEXT TO A BOX OF THE FOLLOWING ENLARGED TEXT:

    TRITEAL PROVIDES A COMMON, INTUITIVE OPERATING ENVIRONMENT ACROSS MOST LEADING PLATFORMS USED IN THE ENTERPRISE CLIENT/SERVER MARKET.

    THE FOLLOWING TEXT IS LOCATED NEAR THE BOTTOM OF PAGE:

SOFTNC(TM)

    TRITEAL RECENTLY INTRODUCED ITS JAVA-BASED SOFTNC(TM) TECHNOLOGY, A THIN-CLIENT, PLATFORM-INDEPENDENT SOLUTION DESIGNED TO ALLOW SIMULTANEOUS ACCESS TO JAVA AND LEGACY APPLICATIONS.

    LOCATED ON THE INSIDE OF THE GATEFOLD COVER IS A GRAPHIC DEPICTING FOUR COMPUTER TERMINALS. BEHIND EACH TERMINAL IS A PICTURE OF THE CAPITOL, AN OIL DERRICK, STOCK MARKET TRADERS OR A TELEPHONE OPERATOR. THE FOLLOWING TEXT IS SET FORTH IN A CENTRAL BOX:

    TRITEAL PRODUCTS ALLOW USERS IN A CLIENT/SERVER ENVIRONMENT TO EASILY ACCESS APPLICATIONS, DATA AND NETWORK RESOURCES FROM SERVERS ON THE NETWORK.

    THE CENTRAL BOX IS SURROUNDED BY THE FOLLOWING DESCRIPTIONS OF PRODUCTS AND PRODUCT CAPABILITIES:

FINANCE

    TED MAKES IT EASIER FOR A WALL STREET TRADER TO RUN MORE APPLICATIONS SIMULTANEOUSLY BY EMPLOYING MULTIPLE WORKSPACES AND INTEROPERATIVE FEATURES.

    - With TriTeal's Graphical Workspace Manager(TM) (GWM), a trader can easily navigate among multiple applications.

    - TED allows transparent application access to the user, enabling organizations to more effectively deploy hardware resources.

TELECOMMUNICATIONS

    EVERY DAY, THOUSANDS OF LONG-DISTANCE OPERATORS USE TRITEAL'S DESKTOP TO ACCESS MISSION-CRITICAL APPLICATIONS AND DATA FOR PROMPT RESPONSE TO CUSTOMER INQUIRIES.

    - TED allows databases residing in different locations to be accessed just as easily as a local application.

    - TED allows applications developed in-house to be integrated with other applications on the desktop, enabling users to link vital data.

OIL AND GAS

    IN THE OIL AND GAS INDUSTRY, USERS OFTEN ACCESS APPLICATIONS AND DATA FROM REMOTE REGIONS OF THE WORLD. TRITEAL'S DESKTOP GIVES THEM A SINGLE POINT OF ACCESS FROM ANY NUMBER OF CLIENT PLATFORMS.

    - TED comes with many standard applications, such as a personal and group calendar system, e-mail, file manager and context-sensitive help.

    - TriTeal has delivered several value-added applications, including TEDVISION(TM), an integrated browser; TEDSERVER(TM), an enterprise Web server, TEDFAX(TM), which provides faxing capability; TEDSECURE, a security application; WINTED(TM), for PC-to-workstation interoperability; and LOCALTED(TM), for X terminal support.

GOVERNMENT

    FEDERAL GOVERNMENT AGENCIES, JUST LIKE COMMERCIAL ENTERPRISES, MUST DEAL WITH MANY DISPARATE HARDWARE PLATFORMS, OPERATING SYSTEMS AND APPLICATIONS. TED PROVIDES A COMMON OPERATING ENVIRONMENT FOR CROSS-AGENCY PROJECTS.

    - TEDSECURE(TM) is an optional application that allows a user to easily send secured data through an open systems network. Used for sensitive but unclassified information, TEDSECURE was developed by TriTeal in conjunction with the National Security Agency.

    - TED organizes applications, data, printers and other resources into a logical and easy-to-use front panel.
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

    TriTeal Corporation develops, markets and supports open systems-based, mission-critical desktop system software and integrated applications that enable multi-platform deployment of client/server applications throughout an enterprise. TriTeal recently introduced its Java-based SoftNC technology, a thin-client, platform-independent solution designed to allow simultaneous access to Java and legacy applications. The Company's objective is to establish its desktop system software as the de facto standard operating environment in the enterprise client/server market and to deliver follow-on applications to its installed base of customers. To date, the Company has established an installed base of over 100,000 seats of the TriTeal Enterprise Desktop ("TED") family of products (including predecessor products) to customers in a variety of targeted vertical markets, including financial services, government, telecommunications, oil and gas and manufacturing. Representative licensees of the Company's products include AT&T, Mobil Oil, Morgan Stanley & Co., Motorola and the U.S. Department of Defense.

    In the mid-1980s, the development of powerful and cost-effective servers, workstations and other client/server technologies increasingly led many large organizations to adopt these technologies for deployment of new, mission-critical software applications. Client/server solutions were typically developed and deployed on proprietary platforms (hardware, operating system and desktop software) to solve specific business problems. As a result, large enterprises typically deployed a variety of proprietary platforms, network architectures and applications that were not compatible, easily networked or interoperable. According to Sentry Market Research, the average number of operating systems supported in the client/server environment increased from four systems in 1991 to 10 systems in 1995 and a projected 12 systems by the end of 1996. In addition, the rapid adoption of Internet/intranet technologies has increased the fragmentation of the operating environment. The fragmentation among computing technologies presents the enterprise with a number of challenges, including (i) higher systems administration, training, development and support costs associated with maintaining multiple proprietary systems; (ii) difficulty in accessing data and applications residing on multiple disparate platforms; and (iii) lack of flexibility in adopting advanced new technologies while protecting significant investments in legacy systems.

    The Company's flagship product, TED, is designed to solve many of the problems resulting from this client/server platform fragmentation within the enterprise. TED allows individual users, system administrators and developers to easily access applications, data and network resources across most leading platforms used in the enterprise client/server market. In addition, TED provides a common, intuitive operating environment that "looks and feels" the same on every platform on which it operates. This interoperability and consistency allows the enterprise customer to reduce systems administration, training, development and support costs, thereby enabling increased operating efficiency and productivity throughout the enterprise. To further increase functionality, TriTeal has developed follow-on products, such as TEDSECURE and NTED, that are either sold separately or bundled with the current release of TED.

    The Company's SoftNC technology is designed to operate on any hardware device that includes a Java Virtual Machine ("JVM"), enabling the use of Java applications without the need for a browser. SoftNC technology is designed to allow users to operate Java applications simultaneously with existing legacy mainframe, client/server and Windows applications. The Company is currently developing products for network computers, PCs and workstations based on its SoftNC technology.

    The Company has entered into strategic relationships to facilitate the development, marketing, distribution and support of its TED family of products. The Company utilizes channel organizations such as original equipment manufacturers ("OEMs"), value-added resellers ("VARs") and system integrators to create demand and deliver TED products and services to its customers. In addition, the Company has licensed certain of its desktop and Internet technologies to a number of companies including AT&T, Hewlett-Packard, IBM, Network Computing Devices, Novell, The Santa Cruz Operation ("SCO"), Siemens Nixdorf Informationssystemse AG and Tektronix.

    The Company was incorporated in California in January 1993 and reincorporated in Delaware in August 1996. The Company's principal executive offices are located at 2011 Palomar Airport Road, Carlsbad, California 92009, and its telephone number is (619) 930-2077. Unless the context otherwise requires, the terms "TriTeal" and the "Company" refer to TriTeal Corporation, a Delaware corporation, its subsidiary, and the Delaware corporation's predecessor.

                                  THE OFFERING

Common Stock Offered by the Company.................  1,350,000 shares
Common Stock Offered by the Selling Stockholders....  750,000 shares
                                                      -----------------
Total Offering......................................  2,100,000 shares
Common Stock to be Outstanding after the Offering...  10,559,852 shares(1)
Use of Proceeds.....................................  For general corporate purposes, including working capital and capital expenditures.
Nasdaq National Market Symbol.......................  TEAL

                         SUMMARY FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                NINE MONTHS ENDED
                                                 YEARS ENDED MARCH 31,            DECEMBER 31,
                                             -----------------------------     -------------------
                                              1994       1995       1996        1995        1996
                                             ------     ------     -------     -------     -------
STATEMENT OF OPERATIONS DATA:
Net revenues...............................  $  433     $4,110     $ 8,221     $ 4,402     $11,112
Gross profit...............................     238      2,941       6,049       3,174       8,777
Net income (loss)..........................      75        116      (4,842)     (4,197)       (980)
Net income (loss) per share(2).............  $ 0.01     $ 0.02     $ (0.72)    $ (0.63)    $ (0.12)
Shares used in computing net income (loss)
  per share(2).............................   6,463      6,503       6,712       6,712       7,966

                                                                          DECEMBER 31, 1996
                                                                      --------------------------
                                                                      ACTUAL      AS ADJUSTED(3)
                                                                      -------     --------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...................  $21,939        $ 44,821
Working capital.....................................................   22,941          45,823
Total assets........................................................   30,156          53,038
Long-term debt......................................................       --              --
Total stockholders' equity..........................................   24,360          47,242

---------------
(1) Based on the number of shares of Common Stock outstanding as of December 31, 1996. Excludes, as of December 31, 1996, 1,674,389 shares of Common Stock subject to outstanding options and warrants. See "Management" and "Description of Capital Stock."
(2) For an explanation of the determination of the number of shares used in computing net income (loss) per share, see Note 1 of Notes to Consolidated Financial Statements.
(3) As adjusted to give effect to the sale by the Company of 1,350,000 shares of Common Stock, at an assumed public offering price of $18.25 per share, and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."
                            ------------------------

     TriTeal(TM), TED(TM), SoftNC(TM), UniTED(TM), TEDFAX(TM), WINTED(TM), LOCALTED(TM), TEDVISION(TM), TEDSECURE(TM), TEDSERVER(TM), NTED(TM) and the TriTeal logo are trademarks of the Company. This Prospectus also contains trademarks of other companies.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock being offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

LIMITED OPERATING HISTORY

     The Company was founded in January 1993 and commenced shipment of its initial software products in May 1993 and its current flagship product, TED, in August 1995. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based, making prediction of future operating results difficult, if not impossible. The Company's prospects must be considered in light of the risks and uncertainties frequently encountered by companies in their early stages of development, particularly those companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons and continue to upgrade its software products and services. There can be no assurance that the Company will be successful in addressing such risks. Although the Company has experienced revenue growth in recent periods, such growth rates should not be relied upon as indicative of future operating results, and there can be no assurance that the Company will be able to sustain revenue growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE OPERATING RESULTS

     Since its inception, the Company has incurred substantial costs to research, develop and enhance its technology and products, to recruit and train a marketing and sales group and to establish an administrative organization. As a result, the Company incurred a net loss in its fiscal year ended March 31, 1996 and for the nine months ended December 31, 1996. Through December 31, 1996, the Company had an accumulated deficit of $5.6 million. The Company anticipates that its operating expenses will increase substantially in the foreseeable future as it increases its sales and marketing activities, expands its operations and management and continues the development of its products and technologies. Accordingly, there can be no assurance that the Company will achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FLUCTUATIONS IN QUARTERLY RESULTS

     The Company has experienced significant fluctuations in its revenues and operating results from quarter to quarter and anticipates that it will continue to experience such quarterly fluctuations. The Company's revenues and operating results have generally been higher in the fourth fiscal quarter than in any preceding quarter of each fiscal year, due largely, the Company believes, to the positive effect of the Company's incentive sales compensation plans. In addition, as a result of the Company's incentive sales compensation plans, first fiscal quarter revenues in any year are typically lower than revenues in the immediately preceding fourth fiscal quarter. There can be no assurance, however, that such patterns of operating results will be repeated in the future. In addition, the Company's sales are made predominantly in the third month of each fiscal quarter and tend to be concentrated in the latter half of that third month. Accordingly, the Company's quarterly results of operations are difficult to predict, and delays in product delivery or in closings of sales near the end of a quarter could cause quarterly revenues to fall substantially short of anticipated levels and, to a greater degree, adversely affect profitability. Factors that may contribute to such fluctuations, in addition to incentive compensation, include seasonal factors, such as the fiscal year ends of the government and other customers and reduction in European business during summer months; the number of new orders and product shipments; the size and timing of individual orders; the timing of introduction of products or product enhancements by the Company, the Company's competitors or other providers of hardware, software and components for the Company's market; competition and pricing in the software industry; market acceptance of new products; reduction in demand for existing products and shortening of product life cycles as a result of new product introductions by competitors; product quality problems; customer order deferrals in anticipation of new products; changes in customer budgets; changes in operating expenses; changes in Company strategy; personnel changes; changes in foreign currency exchange rates; changes in mix of products sold; and changes in general economic conditions.

     The Company's sales generally reflect a relatively high average of revenues per order. The loss or delay in receipt of individual orders, therefore, could have a more significant impact on the revenues and quarterly results of the Company than on those of companies with higher sales volumes or lower revenues per order. The Company's software products generally are shipped as orders are received, and revenues are recognized upon delivery of the products, provided no significant vendor obligations exist and collection of the related receivable is deemed probable. As a result, software license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. The timing of license fee revenue is difficult to predict because of the length of the Company's sales cycle, which is typically three to nine months from the initial contact. Because the Company's operating expenses are based on anticipated revenue trends and because a high percentage of the Company's expenses are relatively fixed, a delay in the recognition of revenue from a limited number of license transactions could cause significant variations in operating results from quarter to quarter and could result in losses substantially in excess of anticipated amounts. To the extent such expenses precede, or are not subsequently followed by, increased revenues, the Company's operating results would be materially and adversely affected. In addition, the achievement of anticipated revenues is substantially dependent on the ability of the Company to attract, on a timely basis, and retain skilled personnel, especially sales and support personnel. As a result of the foregoing factors, among others, revenues for any quarter are subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock in the public market. Due to all of the foregoing factors, among others, it is likely that, from time to time in the future, the Company's results of operations would be below the expectations of public market analysts and investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE ON CERTAIN RELATIONSHIPS

     In connection with the Company's TED family of products, the Company has established strategic relationships with a number of organizations that it believes are important to its ability to enhance its worldwide sales, marketing and support activities as well as to develop and market enhancements and new applications for its products. The Company's indirect channel relationships provide marketing and sales opportunities for the Company's direct sales force and expand distribution of its products. These relationships also assist the Company in keeping pace with technological and marketing developments and the needs of major customers and vendors. There can be no assurance that the Company will be able to continue to successfully manage its strategic relationships or that any customer, system integrator or distributor will continue to market or to purchase the TED family of products or that the Company will be successful in establishing strategic relationships in connection with its SoftNC technology or products. The failure by the Company to maintain these relationships or the failure to establish new relationships in the future could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that these events will not occur in the future. See "Business -- Marketing and Sales."

     The Company licenses technology from OEMs and other third parties to enable the Company to develop new applications for its products. Such licenses are terminable on the occurrence of certain events. This software is then integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third-party technology licenses will continue to be available to the Company on commercially reasonable terms, if at all. The loss of or inability to maintain any of these technology licenses could result in delays or reductions in product shipments until equivalent technology, if any, could be identified, licensed and integrated. Any such delays or reductions in product shipments could materially and adversely affect the Company's business, results of operations and financial condition.

PRODUCT CONCENTRATION

     To date, substantially all of the Company's revenues have been attributable to sales of licenses of the TED family of products and related services. The Company has not introduced for commercial sale any products based on, or recognized any revenues from licenses of, its SoftNC technology. The Company currently expects the TED family of products and related services to account for substantially all of its revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for the TED products, such as competition or technological change, could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's future financial performance will depend, in significant part, on the successful development, introduction and customer acceptance of new and enhanced versions of the TED family of products and related services and on the Company's ability to develop and commercialize products based on the Company's SoftNC technology. There can be no assurance that the Company will continue to be successful in developing and marketing the TED family of products and related services, or that the Company will be successful in developing and marketing products based on the Company's SoftNC technology.

CUSTOMER AND MARKET CONCENTRATION

     A relatively small number of customers account for a significant percentage of the Company's revenues. In fiscal 1995, sales to AT&T, IBM and British Columbia Telephone accounted for 29%, 12% and 11% of revenues, respectively. In fiscal 1996, sales to Logicon and AT&T accounted for 18% and 12% of revenues, respectively, and sales to the Company's top four customers accounted for approximately 45% of revenues. During the nine months ended December 31, 1995, AT&T accounted for 15% of revenues. During the nine months ended December 31, 1996, two of the Company's resellers, IBM and Sylvest Management, accounted for 50% and 24% of revenues, respectively. The Company expects that sales of its products to a limited number of customers will continue to account for a high percentage of revenue for the foreseeable future. The Company believes that more than 30% of its revenues during fiscal 1996 and more than 50% of its revenues during the nine months ended December 31, 1996 were derived, indirectly through distributors, from sales to departments and agencies of the U.S. Government. The Company believes that the success and further development of the Company's business will continue to be dependent in significant part upon its ability to continue such indirect sales. A significant reduction in the federal funds available for agencies and departments the Company is supplying, either through agency budget cuts by Congress or the imposition of budgetary constraints, or a determination by the Government that such funding of agencies and departments should be reduced or discontinued, would have a material adverse effect on the Company's results of operations. The future success of the Company will depend on its ability to obtain orders from new customers and successfully market its products in diverse industries. The loss of a major customer or any reduction or delay in orders by such customers, or the failure of the Company to successfully market its products in existing targeted industry segments or new industry segments, would have a material adverse effect on the Company's business, results of operations and financial condition.

     Because a large portion of the Company's revenues are currently derived from enterprises that support UNIX operating systems, a significant decline in the UNIX operating systems market would have a material adverse effect on the Company's business, results of operations and financial condition. Similarly, widespread adoption of other desktop system software and operating environments, such as Windows NT, Java-based operating environments or other technologies, could create a more homogeneous environment throughout an enterprise, which would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Customers and Markets."

EVOLVING DISTRIBUTION CHANNELS

     The Company's strategy is to leverage its sales and marketing through its indirect channel relationships, which include OEMs, VARs and system integrators, that distribute or resell the Company's products in their respective markets. To the extent that average selling prices through indirect channel relationships decline relative to the Company's direct sales in the future, the Company's average selling prices and gross margins may be materially and adversely affected.

     In addition, the Company's agreements with indirect channel entities typically do not restrict such entities from distributing competing products and, in many cases, may be terminated by either party without cause. Furthermore, in some cases the Company has granted exclusive distribution rights that are limited by territory and in duration. Consequently, the Company may be adversely affected should any indirect channel entity fail to adequately penetrate its market segment. In addition, failure to recruit, manage or retain important indirect channel entities, or to manage conflict within the channel, could materially and adversely affect the business, results of operations and financial condition of the Company.

     The Company plans to expand its direct sales force. There can be no assurance that such internal expansion will be successfully completed, that the cost of such expansion will not exceed the revenues generated or that the Company's sales and marketing organization will be able to compete successfully against the significantly more extensive and well-funded sales and marketing operations of many of the Company's current or potential competitors. The Company's inability to effectively manage the expansion of its direct sales force could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Marketing and Sales."

INDUSTRY CONDITIONS, NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE

     The client/server and desktop system software market is characterized by rapid technological advancements, evolving industry standards, changes in consumer expectations and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products currently under development obsolete and unmarketable. Accordingly, the life cycles of the Company's products are difficult to estimate. The Company's future success will depend upon its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments, respond to evolving consumer requirements and achieve market acceptance. The Company's future success will also depend in part upon its ability to maintain and enhance its technology relationships in order to provide customers with integrated product solutions. The Company's ability to develop and introduce new products and enhancements on a timely basis may be adversely affected by a number of factors, including the ability of the Company's engineers to solve technical problems and to test products, as well as business priorities in light of the availability of development and other resources and other factors, including factors that may be outside the control of the Company. If the Company is unable to develop on a timely basis new software products or enhancements to existing products, if such new products or enhancements do not achieve market acceptance, or if the Company is unable to maintain its technology relationships, the Company's business, results of operations and financial condition will be materially and adversely affected. See
"Business -- Products" and "Business -- Research and Development."

     The Company's current products are designed to adhere to certain open systems standards, and current and future sales of the Company's products will be dependent, in part, on market acceptance of such standards. Emergence of new industry standards could require the Company to modify its products to adhere to such standards. There can be no assurance that the Company would be successful in incorporating new standards effectively or on a timely basis or that any resulting products would achieve commercial acceptance. Failure by the Company to effectively incorporate into its products new industry standards that are widely adopted in the markets served by the Company would have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON GROWTH OF DESKTOP SYSTEM AND CLIENT/SERVER MARKET

     All of the Company's business is in the desktop system and client/server application software markets, which are still emerging markets that are intensely competitive, highly fragmented and subject to rapid change. The Company's future financial performance will depend in large part on continued growth in the number of organizations adopting client/server computing environments, the continued use by these organizations of a variety of incompatible computing technologies and commercial acceptance of the Company's products as a desktop systems software solution to address these problems of fragmentation. There can be no assurance that the desktop system and client/server application software markets will maintain their current level of growth or that they will continue to be heterogeneous or that the Company's principal product, TED, will be widely adopted. If the desktop system and client/server application software markets fail to grow or grow more slowly or if the enterprise environment becomes more homogeneous than the Company currently anticipates, or if the Company's products are not widely adopted, the Company's business, results of operations and financial condition would be materially adversely affected. The Company has spent, and intends to continue to spend, significant resources educating potential customers about the benefits of its products. However, there can be no assurance that such expenditures will enable the Company's products to achieve any additional degree of market acceptance. See "Business -- Customers and Markets."

     Certain of the Company's products and products in development are intended for use with the Internet/intranet. The commercial market for products and services designed for use with the Internet/intranet has only recently begun to develop, and the success of the Company's products and products in development, if commercially released, may depend, in part, on their compatibility with the Internet. Rapid growth in the use of the Internet/intranet is a recent phenomenon and there can be no assurance that communication over the Internet/intranet will become widespread. To the extent that the Internet continues to experience rapid growth in the level of use and the number of users, there can be no assurance that the Internet infrastructure will be able to support the demands of such growth or will not otherwise lose its utility due to delays in the development and adoption of new standards and protocols required to handle increased levels of activity or due to increased government regulation. It is difficult to predict with any assurance whether the demand for Internet-related products and services will increase or decrease in the future. There can be no assurance that the Company will be able to successfully compete in the market for Internet-related products and services without substantial modification or customization of the Company's products or services or the introduction of new products and services.

COMPETITION

     The market in which the Company competes is characterized by rapidly changing technology and evolving standards. The Company's competitors and potential competitors, which include Microsoft Corporation ("Microsoft"), Netscape Communications Corporation ("Netscape") and the original Common Desktop Environment ("CDE") developers (Hewlett-Packard Company ("Hewlett-Packard"), IBM, Novell, Inc. ("Novell") and Sunsoft, a subsidiary of Sun Microsystems, Inc.), have or may have a more established and larger marketing and sales organization, significantly greater financial and technical resources and a larger installed base of customers, as well as greater name recognition than the Company. Accordingly, such competitors or potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than the Company. The Company also expects that competition will increase as a result of software industry consolidation. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the enterprise customers in the Company's markets. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive factors faced by the Company will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Competition."

     The Company's products are based in part on a non-exclusive license of the CDE industry standard. Each of the original CDE developers has developed or is developing unique implementations of CDE specific to its own UNIX platforms. Because CDE was developed as an open systems industry standard, any of the original CDE developers, or their assignees, other competitors or third-party licensees, may develop similar products or sell competing products in the Company's markets. In addition, the Company has developed its TED product based in part on a non-exclusive license of the CDE technology from Hewlett-Packard. Under the terms of the Company's license agreement with Hewlett-Packard, all modifications to the CDE developed by the Company are owned by the Company and are licensed back to Hewlett-Packard on a non-exclusive basis. There can be no assurance that one or more of these competitors and potential competitors will not develop or market products that would directly compete with the Company's products or license a third party to do so.

MANAGEMENT OF GROWTH

     The Company has recently experienced a period of significant growth in total revenues that has placed and is expected to continue to place a significant strain upon its managerial, financial and operational resources. To manage its expansion, the Company must improve these resources on a timely basis and continue to expand, train and manage its employee base. In addition, the Company will be required to manage multiple relationships with various customers, distribution channels, technology licensors and licensees and other third parties. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to fully exploit any future market opportunity for the Company's products and services or successfully manage relationships with its customers, distribution channels, technology licensors and licensees or other third parties. The Company's future operating results will also depend on its ability to expand its sales and marketing organizations, implement and manage new distribution channels to penetrate different and broader markets and expand its support organization. If the Company is unable to manage expansion effectively, the Company's business, results of operations and financial condition will be materially and adversely affected. There can be no assurance, however, that such expansion or growth will occur. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LENGTHY SALES CYCLE

     The licensing of the Company's products by its customers typically involves a significant technical evaluation and commitment of capital and other resources, with delays frequently associated with customers' internal procedures to approve large capital expenditures and to test and accept new technologies that affect key operations. For these and other reasons, the sales cycle associated with the licensing of the Company's products is typically lengthy and subject to a number of significant risks. There can be no assurance that the Company will not experience these and additional delays in the future in sales of the Company's products. Because of the lengthy sales cycle and the large size of many customers' orders, if revenues forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company's operating results for that quarter could be materially and adversely affected. See
"-- Fluctuations in Quarterly Results."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     The Company's operations to date have required substantial amounts of capital. The Company expects to spend substantial funds to support the growth of its products, to develop new products, to add enhancements and additional applications to its products and to expand internationally. The Company anticipates that its existing capital resources and credit facilities, including the net proceeds of this offering and interest earned thereon, should enable it to maintain its current and planned operations for at least the next 12 months.

     The Company's capital requirements will depend on numerous factors, including the progress of the Company's research and development programs, the commercial acceptance of its products, the resources the Company devotes to advanced technologies and the demand for its products. To the extent that funds generated from operations, together with the net proceeds from this offering, are insufficient, the Company will have to raise additional funds to meet its capital requirements. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution, and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. No assurance can be given that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, the Company may have to, among other things, reduce substantially or eliminate expenditures for the development and marketing of its products. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

     The Company's performance and prospects are substantially dependent on the continued service of its executive officers and key technical and sales and marketing personnel, most of whom have worked together for only a short period of time. Given the Company's early stage of development, the Company is dependent on its ability to retain and motivate highly qualified personnel, especially its management and technical and sales personnel. The Company has "key person" life insurance policies on certain of its executive officers. Even so, the loss of the services of any of its executive officers or other key employees could have a material adverse effect on the business, results of operations and financial condition of the Company.

     The Company's future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to identify, attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to identify, attract and retain the necessary technical and managerial personnel could have a material adverse effect upon the Company's business, results of operations and financial condition.

PRODUCT LIABILITY

     The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, results of operations and financial condition.

RISK OF PRODUCT DEFECTS

     Software products as complex as those offered by the Company frequently contain errors or failures, especially when first introduced or when new versions are released. Although the Company conducts extensive product testing, the Company may discover software errors in its new products or enhancements after their release, possibly resulting in a loss or delay of recognition of revenues. The Company's products are typically intended for use in applications that may be critical to a customer's business. As a result, the Company expects that its customers and potential customers have a greater sensitivity to product defects than the market for software products generally. Although the Company's business has not been adversely affected by any such errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in products or releases after commencement of commercial shipments, resulting in loss of revenue or delay in market acceptance, diversion of development resources, damage to the Company's reputation or increased service and warranty costs, any of which could have a material adverse effect upon the Company's business, results of operations and financial condition. See "Business -- Research and Development."

DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT

     The Company's success and ability to compete is dependent in part upon its proprietary technology. While the Company relies on trademark, trade secret, copyright law, confidentiality procedures and contractual provisions to protect its technology, the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. The Company presently has no patents and has three patent applications pending. There can be no assurance that any patents will issue from such applications or that others will not develop technologies that are similar or superior to the Company's technology. The Company believes the source code for the Company's proprietary software is protected both as a trade secret and copyright work. However, effective trademark, copyright and trade secret protection may not be available in every foreign country in which the Company's products are distributed. The Company's policy is to enter into confidentiality agreements with its employees, consultants and vendors, and the Company generally controls access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization. There can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to prevent misappropriation of its technology by third parties or that third parties will not be able to develop similar technology independently.

     The Company may receive notices from third parties claiming that the Company's products infringe third party proprietary rights. The Company expects that, as the number of software products in the industry increases and the functionality of these products further overlaps, software products will increasingly be subject to such claims. Any such claim, with or without merit, could result in costly litigation and may require the Company to enter into royalty or licensing arrangements. However, such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all. Consequently, any such litigation could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- License Agreements and Intellectual Property."

INTERNATIONAL OPERATIONS

     Although, to date, the Company has not made a significant percentage of its sales internationally, a significant portion of the Company's sales are to large multinational companies. To meet the needs of such companies, both domestically and internationally, the Company must directly or indirectly provide worldwide sales and product support services. As a result, the Company intends to expand its existing international operations and enter additional international markets, which will require significant management attention and financial resources and could adversely affect the Company's operating margins and earnings, if any. The Company opened an office in The Netherlands in December 1994 to meet the needs of its international customers. In order to successfully expand international sales, the Company must hire additional personnel and develop relationships with additional international vendors. To the extent that the Company is unable to do so on a timely basis, the Company's growth, if any, in international sales will be limited, and the Company's business, results of operations and financial condition could be materially and adversely affected. In addition, there can be no assurance that the Company will be able to maintain or increase international market demand for its products.

     Additional risks inherent in the Company's international business activities generally include currency fluctuations, unexpected changes in regulatory requirements, tariffs and other trade barriers, costs of and the Company's limited experience in localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, potentially weaker protection for intellectual property in certain foreign countries, potentially adverse tax consequences including restrictions on the repatriation of earnings, and the burdens of complying with a wide variety of foreign laws and practices. To date, substantially all of the Company's international revenues have been denominated in U.S. dollars. Although exposure to currency fluctuations to date has been insignificant, there can be no assurance that fluctuations in future currency exchange rates will not have a material adverse effect on revenues from international sales. There can be no assurance that such factors will not have a material adverse effect on the Company's future international operations and, consequently, the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Marketing and Sales."

UNCERTAINTY AS TO USE OF UNALLOCATED NET PROCEEDS

     The Company's primary purpose in conducting this offering is to obtain additional working capital. As of the date of this Prospectus, the Company has no current specific plans for the net proceeds to the Company from this offering other than for working capital and general corporate purposes. Accordingly, the Company's management will retain broad discretion as to the allocation of the Company's net proceeds from this offering. Pending any such uses, the Company plans to invest the net proceeds in short-term, investment-grade, interest-bearing securities. See "Use of Proceeds."

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

     Upon completion of this offering, the current directors, executive officers and their respective affiliates will beneficially own approximately 31.2% of the outstanding Common Stock (30.3% of the outstanding Common Stock if the over-allotment option is exercised in full). As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal and Selling Stockholders" and "Description of Capital Stock."

POTENTIAL VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock has been, and may continue to be, highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new software or services by the Company or its competitors, changes in or failure of the Company to meet financial estimates by securities analysts, general market conditions or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price for a company's securities, securities class action litigation has often been instituted. Such litigation could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's business, results of operations and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. Upon completion of this offering, the Company will have outstanding an aggregate of 10,559,852 shares of Common Stock, based upon the number of shares outstanding as of December 31, 1996. In addition to the 2,100,000 shares sold in this offering, 2,905,839 of the outstanding Common Stock (which were sold in the Company's initial public offering or issued upon exercise of stock options covered by a registration statement) will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 5,554,013 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. As a result of contractual restrictions and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows: (i) 453,170 Restricted Shares will be eligible for immediate sale on the date of this Prospectus; (ii) 3,736,885 Restricted Shares will be eligible for sale upon expiration of lock-up agreements 90 days after the date of this Prospectus; and
(iii) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective two-year holding periods under Rule 144. The Securities and Exchange Commission has proposed amendments to Rule 144 and 144(k) which, if adopted, would substantially increase the number of Restricted Shares available for sale in the public market beginning in June 1997. In October 1996, the Company filed a registration statement under the Securities Act covering an aggregate of 2,477,654 shares of the Company's Common Stock, including shares issuable pursuant to outstanding options and shares available for grant under the Company's 1995 Stock Option Plan and Employee Stock Purchase Plan. Accordingly, shares registered under such registration statement are available for sale in the public market, unless such shares are subject to vesting restrictions with the Company or to the contractual restrictions described above. In addition, after this offering, the holders of 1,741,411 shares of Common Stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. To the extent that a significant portion of the Restricted Shares are sold by the holders thereof, such shares may adversely effect the market price of the Company's Common Stock. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

ANTITAKEOVER PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could discourage potential acquisition proposals and delay or prevent a change in control of the Company. For example, the Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of Preferred Stock and to determine the designations, price, rights, powers, preferences, privileges and limitations, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The Certificate of Incorporation and Bylaws, among other things, provide for a classified Board of Directors, require that stockholder actions occur at duly called meetings of the stockholders, provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the Board of Directors, do not permit cumulative voting in the election of directors and require advance notice of stockholder proposals and director nominations. These provisions, as well as certain applicable provisions of Delaware law, could serve to depress the Company's stock price or discourage a hostile bid in which stockholders could receive a premium for their shares. In addition, these provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, or delay, prevent or deter a merger, acquisition or tender offer in which the Company's stockholders could receive a premium for their shares, or a proxy contest for control of the Company or other change in the Company's management. See "Management" and "Description of Capital Stock -- Delaware Law and Certain Charter Provisions."

DILUTION

     Investors participating in this offering will incur immediate, substantial dilution. To the extent outstanding options or warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,350,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $22.9 million, assuming a public offering price of $18.25 per share ($28.3 million if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

     The principal purpose of this offering is to obtain additional capital. The Company intends to use the proceeds of this offering for working capital and other general corporate purposes, including business development, marketing and promotional activities, continued development of new products, enhancements and new applications for the Company's products and other uses as deemed appropriate by the Board of Directors. The amounts and timing of these expenditures will vary significantly depending upon a number of factors, including the amount of cash generated by the Company's operations, the progress of the Company's product research, development and testing activities and the market response to the introduction of its products.

     In addition, the Company may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to the Company's current business, through mergers, acquisitions, joint ventures or otherwise. However, the Company has no specific agreements or commitments and is not currently engaged in any negotiations with respect to such transactions. Accordingly, the Company's management will retain broad discretion as to the allocation of the net proceeds of this offering. Pending the uses described above, the Company intends to invest the net proceeds of this offering in short-term, interest-bearing investment grade securities.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock commenced trading on the Nasdaq National Market on August 6, 1996 under the symbol "TEAL." The following table sets forth, for the periods indicated, the high and low sale prices per share of the Common Stock, as reported by the Nasdaq National Market.

                        YEAR ENDING MARCH 31, 1997                    HIGH       LOW
        -----------------------------------------------------------  ------     ------
        Second Quarter (commencing August 6, 1996).................  $15.75     $ 8.00
        Third Quarter..............................................   21.75      12.25
        Fourth Quarter (through January 27, 1997)..................   23.25      17.00

     The last reported sale price of the Common Stock on the Nasdaq National Market on January 27, 1997 was $18.25 per share. As of January 27, 1997, there were approximately 187 holders of record of the Company's Common Stock.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's line of credit agreement currently prohibits the payment of cash dividends on its capital stock without the consent of the lender.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at December 31, 1996 and as adjusted to give effect to the sale of the 1,350,000 shares of Common Stock offered by the Company hereby, at an assumed public offering price of $18.25 per share, and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                            DECEMBER 31, 1996
                                                                         -----------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                         -------     -----------
                                                                             (IN THOUSANDS)
Long-term debt (1).....................................................  $    --       $    --
Stockholders' equity:
  Preferred Stock, $.001 par value, 5,000,000 shares authorized;
     none issued and outstanding, actual and as adjusted...............       --            --
  Common Stock, $.001 par value, 30,000,000 shares authorized;
     9,209,852 shares issued and outstanding, actual; 10,559,852 shares
     issued and outstanding, as adjusted (2)...........................        9            11
  Additional paid-in capital...........................................   30,195        53,075
  Notes receivable from stockholders...................................     (101)         (101)
  Deferred compensation................................................     (113)         (113)
  Retained earnings (deficit)..........................................   (5,630)       (5,630)
                                                                          ------        ------
     Total stockholders' equity........................................   24,360        47,242
                                                                          ------        ------
          Total capitalization.........................................  $24,360       $47,242
                                                                          ======        ======

---------------

(1) See Note 4 of Notes to Consolidated Financial Statements.

(2) Excludes, as of December 31, 1996, 1,674,389 shares of Common Stock subject to outstanding options and warrants. See "Description of Capital Stock."

                                    DILUTION

     The net tangible book value of the Company as of December 31, 1996 was approximately $24.2 million or $2.63 per share of Common Stock. Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of outstanding shares of Common Stock. After giving effect to the sale of 1,350,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $18.25 per share and after deducting underwriting discounts and commissions and estimated offering expenses), the as adjusted net tangible book value of the Company at December 31, 1996 would have been approximately $47.1 million or $4.46 per share of Common Stock. This represents an immediate increase in such net tangible book value of $1.83 per share to existing stockholders and an immediate dilution of $13.79 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution.

    Assumed public offering price per share.............................            $18.25
      Net tangible book value per share as of December 31, 1996.........  $2.63
      Increase in net tangible book value per share attributable to new
         investors......................................................   1.83
                                                                          -----
      Net tangible book value per share after this offering.............              4.46
                                                                                     -----
    Dilution per share to new investors.................................            $13.79
                                                                                     =====

     The following table summarizes, as of December 31, 1996, the differences between existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company assuming a public offering price of $18.25 per share and the average price per share paid (before deducting underwriting discounts and commissions and estimated offering expenses):

                                         SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                       --------------------     ---------------------       PRICE
                                         NUMBER     PERCENT       AMOUNT      PERCENT     PER SHARE
                                       ----------   -------     -----------   -------     ---------
    Existing stockholders(1)(2)......   9,209,852     87.2%     $32,707,114     57.0%      $  3.55
    New investors(1).................   1,350,000     12.8       24,637,500     43.0       $ 18.25
                                        ---------    -----      -----------    -----
              Total..................  10,559,852    100.0%     $57,344,614    100.0%
                                        =========    =====      ===========    =====

---------------

(1) Sales by Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 8,459,852 shares or approximately 80.1% of the total shares of Common Stock outstanding after this offering, and will increase the number of shares to be purchased by new investors to 2,100,000 shares or approximately 19.9% of the total shares of Common Stock outstanding after this offering.

(2) The foregoing tables and calculations exclude 1,674,389 shares of Common Stock issuable upon exercise of outstanding stock options and warrants, as of December 31, 1996, with a weighted average exercise price of $3.33 per share. To the extent that options and warrants are exercised in the future, there will be further dilution to new investors. See "Management -- 1995 Stock Option Plan" and Note 7 of Notes to Consolidated Financial Statements.

                              SELECTED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The statement of operations data for the years ended March 31, 1994, 1995 and 1996 and the balance sheet data at March 31, 1995 and 1996 are derived from the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus, which have been audited by Ernst & Young LLP, independent auditors, whose report is included in this Prospectus. The balance sheet data at March 31, 1994 is derived from the audited Consolidated Financial Statements of the Company not included in this Prospectus. The consolidated statement of operations data for the nine months ended December 31, 1995 and 1996 and the consolidated balance sheet data at December 31, 1996 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus and contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for the nine months ended December 31, 1996 are not necessarily indicative of results to be expected for the full fiscal year.

                                                                                  NINE MONTHS ENDED
                                                 YEARS ENDED MARCH 31,              DECEMBER 31,
                                            --------------------------------     -------------------
                                            1994(1)      1995         1996        1995        1996
                                            -------     -------     --------     -------     -------
STATEMENT OF OPERATIONS DATA:
  Revenues:
     License fees.........................  $  148      $ 2,575     $  6,750     $ 3,228     $ 9,657
     Maintenance and services.............     285        1,535        1,471       1,174       1,455
                                             -----        -----        -----     -------     -------
          Total revenues..................     433        4,110        8,221       4,402      11,112
  Cost of revenues:
     Cost of license fees.................       3          785        1,751         903       1,887
     Cost of maintenance and services.....     192          384          421         325         448
                                             -----        -----        -----      ------      ------
          Total cost of revenues..........     195        1,169        2,172       1,228       2,335
                                             -----        -----        -----      ------      ------
          Gross profit....................     238        2,941        6,049       3,174       8,777
  Operating expenses:
     Research and development.............       8          485        2,391       1,753       1,678
     Selling, general and
       administrative.....................      99        2,290        8,569       5,685       8,573
                                             -----        -----        -----      ------     -------
          Total operating expenses........     107        2,775       10,960       7,438      10,251
                                             -----        -----        -----      ------     -------
          Operating income (loss).........     131          166       (4,911)     (4,264)     (1,474)
  Interest income (expense), net..........      --           (2)         (26)        (16)        494
                                             -----        -----        -----      -------    -------
  Income (loss) before provision for
     (benefit from) income taxes..........     132          164       (4,937)     (4,280)       (980)
  Provision for (benefit from) income
     taxes................................      56           48          (95)        (83)         --
                                             -----        -----        -----     -------     -------
  Net income (loss).......................  $   75      $   116     $ (4,842)    $(4,197)    $  (980)
                                             =====        =====        =====     =======     =======
  Net income (loss) per share(2)..........  $ 0.01      $  0.02     $  (0.72)    $ (0.63)    $ (0.12)
                                             =====        =====        =====     =======     =======
  Shares used in computing net income
     (loss) per share(2)..................   6,463        6,503        6,712       6,712       7,966
                                             =====        =====        =====     =======     =======

                                                          MARCH 31,
                                               -------------------------------        DECEMBER 31,
                                                1994        1995        1996              1996
                                               -------     -------     -------     -------------------
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term
     investments.............................   $  22      $ 1,225     $   301           $21,939
  Working capital............................      95        1,541         428           22,941
  Total assets...............................     238        3,155       6,636           30,156
  Long-term debt, less current portion.......      79          120         243             --
  Total stockholders' equity.................      85        1,740       1,269           24,360

---------------
(1) The Company was incorporated on January 14, 1993, but did not commence operations until after March 31, 1993. Accordingly, there were no results of operations for the period from January 14, 1993 (inception) through March 31, 1993, and no balance sheet data at March 31, 1993.

(2) See Note 1 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following discussion should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.

OVERVIEW

     TriTeal develops, markets and supports open systems-based, mission-critical desktop system software and integrated applications that enable multi-platform deployment of client/server applications throughout an enterprise. TriTeal recently introduced its Java-based SoftNC technology, a thin-client, platform-independent solution designed to allow simultaneous access to Java and legacy applications. The Company was founded in January 1993, commenced operations in April 1993 and released its first product in May 1993. In August 1995, the Company introduced its current flagship product, TED. The Company's current products are based, in part, on certain technologies licensed from Hewlett-Packard, Spyglass, Inc. ("Spyglass"), SPYRUS and other technology vendors. The Company's revenues are derived principally from two sources: (i) license fees for the use of the Company's software products, and (ii) maintenance agreements and software development contract revenues. To date, substantially all of the Company's revenues have been attributable to sales of licenses of the TED family of products and related services. The Company has not introduced for commercial sale any products based on, or recognized any revenues from licenses of, its SoftNC technology. Revenues from software licenses are generally recognized upon shipment of software. Revenues from maintenance agreements are recognized over the contract terms, which generally is one year. Software development contract revenues are recognized using the percentage-of-completion method. See Note 1 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of net revenues represented by each item reflected on the Company's Statements of Operations.

                                                                                        NINE MONTHS
                                                                                           ENDED
                                                            YEARS ENDED MARCH 31,      DECEMBER 31,
                                                            ----------------------     -------------
                                                            1994     1995     1996     1995     1996
                                                            ----     ----     ----     ----     ----
Revenues:
  License fees............................................   34%      63%      82%      73%      87%
  Maintenance and services................................   66       37       18       27       13
                                                            ---      ---      ---      ---      ---
          Total revenues..................................  100      100      100      100      100
Costs of revenues:
  Cost of license fees....................................    1       19       21       21       17
  Cost of maintenance and services........................   44        9        5        7        4
                                                            ---      ---      ---      ---      ---
          Total cost of revenues..........................   45       28       26       28       21
                                                            ---      ---      ---      ---      ---
          Gross profit....................................   55       72       74       72       79
Operating expenses:
  Research and development................................    2       12       29       40       15
  Selling, general and administrative.....................   23       56      104      129       77
                                                            ---      ---      ---      ---      ---
          Total operating expenses........................   25       68      133      169       92
                                                            ---      ---      ---      ---      ---
          Operating income (loss).........................   30        4      (59)     (97)     (13)
Interest income (expense), net............................   --       --       --       --        4
                                                            ---      ---      ---      ---      ---
Income (loss) before provision for
  (benefit from) income taxes.............................   30        4      (59)     (97)      (9)
Provision for (benefit from) income taxes.................   13        1       --       (2)      --
                                                            ---      ---      ---      ---      ---
Net income (loss).........................................   17%       3%     (59)%    (95)%     (9)%
                                                            ===      ===      ===      ===      ===

NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996

     Revenues

     TriTeal's revenues are derived principally from license fees, maintenance agreements and software development contracts. The Company's total revenues increased from $4.4 million for the nine months ended December 31, 1995 to $11.1 million for the nine months ended December 31, 1996. During the nine months ended December 31, 1996, two of the Company's resellers, IBM and Sylvest Management, accounted for 50% and 24% of revenues, respectively. License fees increased from $3.2 million for the nine months ended December 31, 1995 to $9.7 million for the nine months ended December 31, 1996. During the nine months ended December 31, 1995 and 1996, license fees aggregated 73% and 87% of total revenues, respectively. This increase in license fees was due primarily to increased market acceptance of the Company's existing products, introduction of enhanced and new products and expansion of the Company's direct sales force. Maintenance and services revenues, which also include revenues derived from software development contracts, increased from $1.2 million for the nine months ended December 31, 1995 to $1.5 million for the nine months ended December 31, 1996. Maintenance, which consists primarily of technical support, increased from $504,000 for the nine months ended December 31, 1995 to $1.2 million for the nine months ended December 31, 1996. The increase in maintenance revenues was due primarily to additional maintenance agreements associated with a larger installed base of customers. The Company does not anticipate receiving a significant amount of revenues from software development contracts in the future; however, it may enter into such contracts in special situations where the technology may allow the Company to introduce new products, penetrate new markets or establish strategic relationships.

     Cost of Revenues

     The Company's total cost of revenues increased from $1.2 million for the nine months ended December 31, 1995 to $2.3 million for the nine months ended December 31, 1996. The cost of license fees, which consists primarily of third-party royalties for licensed technology and media and documentation, increased from $903,000 for the nine months ended December 31, 1995 to $1.9 million for the nine months ended December 31, 1996. The increase in the cost of license fees was due principally to a higher volume of sales of licenses. The cost of maintenance and services, which consists primarily of labor and services, increased from $325,000 for the nine months ended December 31, 1995 to $448,000 for the nine months ended December 31, 1996. The increase in the cost of maintenance and services was due primarily to the increase in the number of customer support and development personnel and related overhead costs necessary to support a larger installed customer base, product upgrades and development activities. As a percentage of revenues, gross margin increased from 72% for the nine months ended December 31, 1995 to 79% for the nine months ended December 31, 1996. The increase in gross margin was a result of the shift in revenue mix to software license revenues, which typically have higher gross margins, as well as lower average third party royalty rates.

     Research and Development

     Research and development expenses include expenses associated with the development of new products, enhancements of existing products and quality assurance activities. These expenses consist principally of personnel costs, overhead costs relating to occupancy, equipment depreciation and supplies. In accordance with Statement of Financial Accounting Standards No. 86, development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, the Company's software development has been completed concurrent with the establishment of technological feasibility and, accordingly, no costs have been capitalized. Research and development expenses decreased from $1.8 million for the nine months ended December 31, 1995 to $1.7 million for the nine months ended December 31, 1996. The decrease in research and development expenses was attributable to a $600,000 non-recurring charge in 1995 for in-process technology, offset in large part by increased costs associated with both additional headcount and expanded research and development efforts. The Company believes that a significant level of investment for product development is required to remain competitive and, accordingly, the Company anticipates that, for the foreseeable future, these expenses will continue to increase in absolute dollars.

     Selling, General and Administrative

     Selling, general and administrative expenses consist primarily of salaries, commissions and bonuses, promotional expenses and occupancy costs. Selling, general and administrative expenses increased from $5.7 million for the nine months ended December 31, 1995 to $8.6 million for the nine months ended December 31, 1996. The increase in selling, general and administrative expenses was due primarily to the hiring of additional sales and marketing personnel, sales commissions and bonuses associated with increased sales volume, additional promotional activities and increased administrative personnel and occupancy costs. The Company believes that selling, general and administrative expenses will increase in absolute dollar amounts as the Company expands its sales and administrative staff, adds infrastructure and incurs additional costs related to being a public company.

     Interest Income (Expense), Net

     Interest income (expense), net, represents interest earned on the Company's cash, cash equivalents and short-term investments, offset in part by interest expense on the Company's borrowings, principally its equipment loan. Interest expense was $16,535 for the nine months ended December 31, 1995, compared to interest income of $494,255 for the nine months ended December 31, 1996. This increase was attributable to earnings on the proceeds from the Company's initial public offering.

YEARS ENDED MARCH 31, 1994, 1995 AND 1996

     Revenues

     The Company's total revenues increased from $433,000 in fiscal 1994 to $4.1 million in fiscal 1995 and $8.2 million in fiscal 1996. License fees increased from $148,000 in fiscal 1994 to $2.6 million in fiscal 1995 and $6.8 million in fiscal 1996. During the years ended March 31, 1994, 1995 and 1996, license fees aggregated 34%, 63% and 82% of total revenues, respectively. These increases in license fees were due primarily to increased market acceptance of the Company's existing products, introduction of enhanced and new products and expansion of the Company's direct sales force. Maintenance and services revenues, which also include revenues derived from software development contracts, increased from $285,000 in fiscal 1994 to $1.5 million in both fiscal 1995 and fiscal 1996, respectively. Maintenance, which consists primarily of technical support, increased from $267,000 in fiscal 1995 to $752,000 in fiscal 1996. The increase in maintenance revenues was due primarily to additional maintenance agreements associated with a larger installed base of customers. There were no maintenance revenues in 1994.

     Cost of Revenues

     The Company's total cost of revenues increased from $195,000 in fiscal 1994 to $1.2 million in fiscal 1995 and $2.2 million in fiscal 1996. The cost of license fees increased from $3,000 in 1994 to $785,000 in fiscal 1995 and $1.8 million in fiscal 1996. These increases in the cost of license fees were due principally to a higher volume of sales of licenses. The cost of maintenance and services increased from $192,000 in fiscal 1994 to $384,000 in fiscal 1995 and $421,000 in fiscal 1996. These increases in the cost of maintenance and services were due primarily to an increase in the number of customer support and development personnel and related overhead costs necessary to support a larger installed customer base, product upgrades and development activities. As a percentage of revenues, gross profit increased from 55% in fiscal 1994 to 72% in fiscal 1995 and 74% in fiscal 1996. The annual increases in gross margin were a result of the shift in revenue mix to software license revenues, which typically have higher gross margins.

     Research and Development

     Research and development expenses increased from $8,000 in fiscal 1994 to $484,000 in fiscal 1995 and $2.4 million in fiscal 1996. Research and development expenses represented 2%, 12% and 29% of total revenues in fiscal 1994, 1995 and 1996, respectively. The increases in research and development expenses were attributable primarily to the development of the Company's research and development organization and reflect the increased costs associated with both additional headcount as well as expanded research and development efforts. Additionally, the increase in fiscal 1996 includes $800,000 related to license fees for certain Internet/intranet technologies.

     Selling, General and Administrative

     Selling, general and administrative expenses increased from $99,000 in fiscal 1994 to $2.3 million in fiscal 1995 and $8.6 million in fiscal 1996. The increases in selling, general and administrative expenses were due primarily to the hiring of additional sales and marketing personnel, sales commissions and bonuses associated with increased sales volume, additional promotional activities and increased administrative personnel and occupancy costs.

     Interest Income (Expense), Net

     Interest income (expense), net, represents interest expense on the Company's borrowings, principally its equipment loan, offset in part by interest income earned on the Company's cash and cash equivalents.

     Income Taxes

     At March 31, 1996, the Company had net operating loss carryforwards for federal and state tax reporting purposes of approximately $4.9 million and $1.8 million, respectively. The Company also had research and development credit carryforwards for federal and state tax reporting purposes of $24,000 and $30,000, respectively. Utilization of the carryforwards may be subject to annual limitations due to changes in the Company's ownership resulting from the Company's prior financings and this offering. See Note 8 of Notes to Consolidated Financial Statements. The net operating loss carryforwards expire, if not utilized, at various dates through 2010 and 2000 for federal and state tax reporting purposes, respectively. A valuation allowance has been recorded for the entire net deferred tax asset as a result of uncertainties regarding the realization of the asset due to the limited operating history of the Company. See Note 8 of Notes to Consolidated Financial Statements.

     The Company had effective tax rates of approximately 43% and 29% in fiscal 1994 and fiscal 1995, respectively. These rates differ from the federal statutory rate primarily due to state income taxes and permanent differences.

SELECTED QUARTERLY RESULTS

     The following tables set forth certain unaudited consolidated financial information by quarter for fiscal 1996 and the three quarters ended December 31, 1996. This quarterly information has been prepared on a consistent basis with the audited consolidated financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                              THREE MONTH PERIODS ENDED
                                                     ----------------------------------------------------------------------------
                                                     JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                                       1995       1995        1995       1996       1996       1996        1996
                                                     --------   ---------   --------   --------   --------   ---------   --------
                                                                                    (IN THOUSANDS)
Revenues:
  License fees.....................................   $  790     $   838    $ 1,600    $ 3,522    $ 2,337     $ 3,066    $ 4,254
  Maintenance and services.........................      528         420        226        297        464         539        452
                                                      ------      ------    -------    -------    -------      ------    --------
        Total revenues.............................    1,318       1,258      1,826      3,819      2,801       3,605      4,706
Costs of revenues:
  Cost of license fees.............................      270         315        317        849        520         520        847
  Cost of maintenance and services.................      142         101         82         96        108         159        181
                                                      ------      ------    -------    -------    -------      ------     ------
        Total costs of revenues....................      412         416        399        945        628         679      1,028
                                                      ------      ------    -------    -------    -------      ------     ------
        Gross profit...............................      906         842      1,427      2,874      2,173       2,926      3,678
Operating expenses:
  Research and development.........................      289         406      1,058        638        483         552        643
  Selling, general and administrative..............    1,533       2,011      2,142      2,883      2,674       2,793      3,106
                                                      ------      ------    -------    -------    -------      ------     ------
        Total operating expenses...................    1,822       2,417      3,200      3,521      3,157       3,345      3,749
                                                      ------      ------    -------    -------    -------      ------     ------
        Operating income (loss)....................     (916)     (1,575)    (1,773)      (647)      (984)       (419)       (71)
Interest income (expense), net.....................       (2)        (11)        (4)        (9)       (10)        165        339
                                                      ------      ------    -------    -------    -------      ------     ------
Income (loss) before provision for (benefit from)
  income taxes.....................................     (918)     (1,586)    (1,777)      (656)      (994)       (254)       268
Provision for (benefit from) income taxes..........      (18)        (31)       (34)       (12)        --          --         --
                                                      ------      ------    -------    -------    -------      ------    -------
Net income (loss)..................................   $ (900)    $(1,555)   $(1,743)   $  (644)   $  (994)    $  (254)   $   268
                                                      ======      ======    =======    =======    =======      ======    =======

FACTORS AFFECTING OPERATING RESULTS

     The Company has experienced significant fluctuations in its revenues and operating results from quarter to quarter and anticipates that it will continue to experience such quarterly fluctuations. The Company's revenues and operating results have generally been higher in the fourth fiscal quarter than in any preceding quarter of each fiscal year, due largely, the Company believes, to the positive effect of the Company's incentive sales compensation plans. In addition, as a result of the Company's incentive sales compensation plans, first fiscal quarter revenues in any year are typically lower than revenues in the immediately preceding fourth fiscal quarter. There can be no assurance, however, that such patterns of operating results will be repeated in the future. In addition, the Company's sales are made predominantly in the third month of each fiscal quarter and tend to be concentrated in the latter half of that third month. Accordingly, the Company's quarterly results of operations are difficult to predict, and delays in product delivery or in closings of sales near the end of a quarter could cause quarterly revenues to fall substantially short of anticipated levels and, to a greater degree, adversely affect profitability. Factors that may contribute to such fluctuations, in addition to incentive compensation, include seasonal factors, such as the fiscal year ends of the government and other customers and reduction in European business during summer months; the number of new orders and product shipments; the size and timing of individual orders; the timing of introduction of products or product enhancements by the Company, the Company's competitors or other providers of hardware, software and components for the Company's market; competition and pricing in the software industry; market acceptance of new products; reduction in demand for existing products and shortening of product life cycles as a result of new product introductions by competitors; product quality problems; customer order deferrals in anticipation of new products; changes in customer budgets; changes in operating expenses; changes in Company strategy;

personnel changes; changes in foreign currency exchange rates; changes in mix of products sold; and changes in general economic conditions.

     The Company's sales generally reflect a relatively high average of revenues per order. The loss or delay in receipt of individual orders, therefore, could have a more significant impact on the revenues and quarterly results of the Company than on those of companies with higher sales volumes or lower revenues per order. The Company's software products generally are shipped as orders are received, and revenues are recognized upon delivery of the products, provided no significant vendor obligations exist and collection of the related receivable is deemed probable. As a result, software license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. The timing of license fee revenue is difficult to predict because of the length of the Company's sales cycle, which is typically three to nine months from the initial contact. Because the Company's operating expenses are based on anticipated revenue trends and because a high percentage of the Company's expenses are relatively fixed, a delay in the recognition of revenue from a limited number of license transactions could cause significant variations in operating results from quarter to quarter and could result in losses substantially in excess of anticipated amounts. To the extent such expenses precede, or are not subsequently followed by, increased revenues, the Company's operating results would be materially and adversely affected. In addition, the achievement of anticipated revenues is substantially dependent on the ability of the Company to attract, on a timely basis, and retain skilled personnel, especially sales and support personnel. As a result of the foregoing factors, among others, revenues for any quarter are subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Fluctuations in operating results may also result in volatility in the price of the Company's Common Stock in the public market. Due to all of the foregoing factors, among others, it is likely that, from time to time in the future, the Company's results of operations would be below the expectations of public market analysts and investors.

     The Company has recently experienced a period of significant growth in total revenues that has placed and is expected to continue to place a significant strain upon its managerial, financial and operational resources. To manage its expansion, the Company must improve these resources on a timely basis and continue to expand, train and manage its employee base. In addition, the Company will be required to manage multiple relationships with various customers, distribution channels, technology licensors and licensees and other third parties. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to fully exploit any future market opportunity for the Company's software products and services or successfully manage relationships with its customers, distribution channels, technology licensors and licensees or other third parties. The Company's future operating results will also depend on its ability to expand its sales and marketing organizations, implement and manage new distribution channels to penetrate different and broader markets and expand its support organization. If the Company is unable to manage expansion effectively, the Company's business, results of operations and financial condition will be materially and adversely affected. There can be no assurance, however, that such expansion or growth will occur.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its operations and met its capital expenditure requirements primarily from proceeds of the Company's initial public offering of Common Stock and private sales of Preferred Stock, borrowings under its bank credit facility and cash flow from operations. Net cash provided by operating activities was $48,000 in fiscal 1994. Net cash used for operating activities was $23,000 and $4.6 million in fiscal 1995 and fiscal 1996, respectively. The net cash used during these periods was primarily due to a net loss in fiscal 1996 and increases in accounts receivable and prepaid expenses and other current assets, which were partially offset by increases in royalties payable, accrued compensation and related benefits and deferred revenues. Net cash used in operating activities was $1.2 million for the nine months ended December 31, 1996. The net cash used during this period was primarily due to the net loss for the period, as well as a decrease in accounts payable and increases in accounts receivable and prepaid expenses. This was partially offset by increases in other accrued liabilities, royalties payable and deferred revenues.

     Investing activities used net cash of $83,000, $407,000, $1.0 million in fiscal 1994, 1995, 1996, respectively, and consisted primarily of the purchase of property and equipment. For the nine months ended December 31, 1996, investing activities used net cash of $18.5 million and consisted primarily of the purchase of short-term investments and, to a lesser extent, the purchase of property and equipment. Capital expenditures have generally consisted of computer workstations, networking equipment, office furniture and equipment and leasehold improvements. The Company had no material firm commitments for capital expenditures at December 31, 1996, but expects to purchase additional computer equipment and to enhance its management information systems during the fourth quarter of fiscal 1997 and throughout fiscal 1998. The Company may utilize a portion of the net proceeds of this offering for such expenditures. See "Use of Proceeds."

     Financing activities generated cash of $58,000, $1.6 million and $4.7 million in fiscal 1994, 1995 and 1996, respectively, from the issuance of Preferred Stock, the issuance of Common Stock and from the net proceeds of long-term debt. For the nine months ended December 31, 1996, financing activities generated $23.6 million from the issuance of Preferred Stock and Common Stock, offset in part by repayments of long-term debt. Through December 31, 1996, the Company had raised $9.4 million from the sale of Preferred Stock and $20.4 million from the sale of Common Stock in the Company's initial public offering. At December 31, 1996, the Company had $21.9 million in cash, cash equivalents and short-term investments and working capital of $22.9 million. The Company has a $3.0 million bank credit facility which expires on October 30, 1997. Borrowings are secured by substantially all of the Company's assets. As of December 31, 1996, there were no outstanding borrowings under the facility.

     As of December 31, 1996, the Company's principal commitments consisted of obligations under operating leases, aggregating $728,000. The Company had a total of $2.1 million of royalties payable at December 31, 1996, of which $977,000 were overdue.

     The Company's operations to date have required substantial amounts of capital. The Company expects to spend substantial funds to support the growth of its products, to add enhancements and additional applications to its products and to expand internationally. The Company believes that the net proceeds from this offering, together with its cash balance and credit facilities, will be sufficient to meet its anticipated cash needs for working capital, capital expenditures and business expansion for at least the next 12 months. The Company's capital requirements will depend on numerous factors, including the progress of the Company's research and development programs, the commercial acceptance of its products, the resources the Company devotes to advanced technologies and the demand for its products. To the extent that funds generated from operations, together with the net proceeds from this offering, are insufficient, the Company will have to raise additional funds to meet its capital requirements. If additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution, and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. No assurance can be given that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, the Company may have to, among other things, reduce substantially or eliminate expenditures for the development and marketing of its products.

                                    BUSINESS

     TriTeal Corporation develops, markets and supports open systems-based, mission-critical desktop system software and integrated applications that enable multi-platform deployment of client/server applications throughout an enterprise. TriTeal recently introduced its Java-based SoftNC technology, a thin-client, platform-independent solution designed to allow simultaneous access to Java and legacy applications. The Company's flagship product, the TriTeal Enterprise Desktop ("TED"), allows individual users, system administrators and developers to easily access applications, data and network resources from a common, intuitive operating environment across most leading platforms used in the enterprise client/server market. TED's consistency and interoperability allow the enterprise greater flexibility in deploying client/server hardware and in integrating existing legacy applications, thereby enabling increased operating efficiency and productivity. To further increase functionality in the operating environment, TriTeal has developed follow-on products that are either sold separately or bundled with the current release of TED. In addition, TriTeal is currently developing Java-based SoftNC desktops for network computers, PCs and workstations. The Company provides customers with a broad range of services, including needs assessment and analysis, application development, software integration and training.

INDUSTRY BACKGROUND

     In the mid-1980s, the development of powerful and cost-effective servers, workstations and other client/server technologies increasingly led many large enterprise organizations to adopt these technologies for deployment of new mission-critical software applications. Client/server solutions were typically developed and deployed on disparate, proprietary platforms (hardware, operating system and desktop software) to solve specific business problems. For example, a Hewlett-Packard proprietary vendor configuration might include PA/RISC as the processor, HP/UX as the operating system and HP VUE as the desktop. In contrast, a Sun Microsystems, Inc. proprietary configuration might include SPARC as the processor, SunOS as the operating system and OpenLook as the desktop. As a result, large enterprises typically deployed a variety of hardware platforms, network architectures and applications that were not compatible, easily networked or interoperable. The multiplicity of systems within the enterprise was compounded as advanced new technologies became available that were not fully compatible with existing systems. For example, the recent introduction of Microsoft Windows NT and the increased adoption of Internet/intranet technologies have added to the problem of fragmentation within the enterprise. According to Sentry Market Research, the average number of operating systems supported in the client/server enterprise increased from four systems in 1991 to 10 systems in 1995 and a projected 12 systems by the end of 1996.

     This fragmentation among computing technologies continues to present the enterprise with a number of challenges. The cost of maintaining system administration, training, development and support functions for each platform, as well as the costs associated with the delivery of applications and data across disparate platforms, can be substantial. Moreover, because the desktop and the operating system are generally dependant on a particular hardware platform, the end user is typically restricted to that platform and cannot easily access applications or data residing on other platforms in the enterprise. In addition, with proprietary systems, the enterprise is often restricted to a limited selection of compatible hardware components. Finally, the desire to maintain the substantial investments made by the enterprise in legacy applications for specific platforms, along with the ability to perform critical day-to-day work activities on those legacy applications, has continued to compound the fragmentation problem.

     Historically, enterprises have developed custom software solutions in order to achieve interoperability among disparate platforms. These solutions, however, are costly and labor intensive to develop and implement and require substantial technical resources to support each of the various platforms within the enterprise. Adding a single new application to a custom solution can require substantial engineering efforts. Moreover, accessing applications running on different platforms can be extremely complex, increasing the training required for users and reducing user productivity.

     The open systems vendor community has attempted to resolve some of these fragmentation issues through a series of initiatives, which include CDE, Motif and DCE (Distributed Computing Environment) technologies and standards. While these and other initiatives are supported by the hardware vendors, the

Company believes that the technologies and standards are typically implemented in a proprietary manner, which is inconsistent with the fundamental purpose of these initiatives.

     The increasing fragmentation of the enterprise client/server environment, together with recent advances in computer networking and Internet/intranet technologies, have fueled the need for a cost-effective, easy-to-use, unified enterprise operating environment that enables effective deployment of mission-critical client/server applications on the wide range of platforms and operating systems commonly used throughout an enterprise. To address this need, the Company believes that any solution should (i) interoperate among multiple disparate platforms and operating systems; (ii) provide users with a consistent look and feel to minimize training and enhance productivity; (iii) offer sophisticated features and substantial functionality based on open systems industry standards to facilitate integration with multiple platforms and operating systems; (iv) provide systems administrators with effective management tools; (v) provide developers with a single set of application programming interfaces ("APIs") to create applications; and (vi) enable enterprise customers to adopt advanced new technologies, including Internet/intranet technologies, while protecting valuable legacy client/server software and systems.

THE TRITEAL SOLUTION

     To address the problem of fragmentation within the enterprise, TriTeal developed its desktop system software solution, TED, and its recently introduced SoftNC technologies, which provide the following benefits:

     - Interoperability. TED provides interoperability among disparate platforms by allowing applications from various client/server platforms to display and operate on any client platforms on which TED is supported. For example, an application that was developed for an IBM platform can, with TED, easily be accessed by a user on a Sun system. Additionally, a Windows desktop user can access UNIX applications without leaving the Windows environment. Similarly, the Company is developing products based on its SoftNC technology that are being designed to permit interoperability across any platform that includes a JVM.

     - Consistency. TED looks, behaves and provides the same capabilities in the same manner on every platform on which it operates. TED provides the enterprise with a common set of systems, facilities, resources, commands, application programming interfaces and a graphical user interface, across disparate computing platforms. The products the Company is developing based on its SoftNC technology are being designed to allow the user and the enterprise to adopt similar look and feel capabilities for Java applications.

     - Enterprise Cost Efficiencies. TED's interoperability and consistency allow the enterprise customer to reduce systems administration and training costs, to achieve increased operating efficiency and productivity throughout the enterprise and to leverage existing hardware and software investments. The products being developed based on SoftNC technology are being designed to provide similar cost efficiencies.

     - Open Systems Environment. The Company implements open systems standards in its products. These standards include, among others, CDE, Motif, X11, DCE, Java, HTML (Hypertext Mark-up Language) and HTTP (Hypertext Transfer Protocol). By adhering to these standards, TriTeal provides users with access to numerous standards-based legacy applications.

     - Robust Features and Functions. TED provides a number of features and functions designed to enhance and simplify a multi-platform networked environment. For example, TED's integrated desktop features include file, style and help managers, electronic mail and a calendar function. In addition, TED includes a graphical workspace manager, key binding support, an integrated Web browser, a fax application and an optional security module. The products being developed based on SoftNC technology are being designed to provide robust features and functions.

THE TRITEAL STRATEGY

     TriTeal's objective is to establish its desktop system software as the de facto standard operating environment in the enterprise client/server market. To achieve this objective, the Company has adopted the following core strategies:

     Continue to Evolve Client/Server and Internet/intranet-based
Solutions. TriTeal's strategy is to build products that address enterprise fragmentation issues by providing a homogeneous environment for client/server, personal productivity and network computer applications. The Company has an ongoing development program to continue to enhance the TED product and to develop follow-on products that can be sold into the TED installed base. To date, TriTeal has developed several follow-on products, which are either sold or bundled with the current release of TED, including NTED, WINTED, LOCALTED, TEDSECURE, TEDVISION, TEDFAX and TEDSERVER Early Release. In addition, the Company is developing Java-based products based on its recently introduced SoftNC technology, including SoftNC desktops for network computers, PCs and workstations.

     Commitment to Open Systems Technologies and Standards. The Company believes that open systems are important to enterprise customers that have made substantial investments in standards-based legacy systems applications. TriTeal intends to continue to develop and deliver products that adhere to published specifications and accepted industry standards and to create new products and technologies that can then be branded as compliant with industry standards. The Company also plans to continue its active membership with organizations that determine industry standards, such as the Open Group and World Wide Web Consortium.

     Penetrate Global Markets Vertically. The Company's strategy is to penetrate vertical markets with a targeted sales force that can respond to the particular needs of these markets. These markets include, among others, financial services, government, telecommunications and oil and gas. Where appropriate, the Company develops specialized product features and functions to address special needs of vertical markets. These features and functions can then be generalized by incorporating them into other TriTeal products for sale in other market segments.

     Leveraged Business Model. The Company's strategy is to use indirect channel organizations, such as OEMs, VARs and system integrators, when appropriate, to create demand and deliver TriTeal products and services to its customers. The Company believes that established channel organizations offer the benefits of an installed base of customers and worldwide sales coverage. In addition, when appropriate, the Company intends to continue to license from third parties component technologies as the basis for new product development. TriTeal believes that this strategy enables it to gain time to market, mitigate risk associated with new technology development and lower research and development costs.

     Deliver Enterprise-Level Service and Support. The Company's service and support organization offers a single point of contact to facilitate resolution of issues across all supported platforms and maintains an engineering and technical support staff trained in cross-platform issues to provide enterprise technology solutions and system integrity. The Company believes that this approach to enterprise support is a key differentiating feature as compared to other desktop vendors. TriTeal intends to continue its investment in infrastructure, personnel and systems to provide support to enterprise organizations worldwide. The Company utilizes knowledge obtained through its support organization to evolve the Company's products in response to enterprise needs.

     The Company's strategies involve substantial risk. There can be no assurance that the Company will be successful in implementing its strategies or that its strategies, even if implemented, will lead to successful achievement of the Company's objectives. If the Company is unable to implement its strategies effectively, the Company's business, results of operations and financial condition would be materially and adversely affected.

PRODUCTS AND TECHNOLOGIES

     TriTeal currently offers the TED family of products, providing open systems-based, mission-critical desktop system software and integrated applications that enable multi-platform deployment of client/server applications throughout an enterprise. The Company recently introduced its Java-based SoftNC technology, a thin-client, platform-independent solution designed to allow simultaneous access to Java and legacy applications. The Company also has a number of products in development, including enhancements to TED and products based on SoftNC technology.

  TED Family of Products

     TED provides a common intuitive environment across multiple hardware and operating systems. To further increase functionality in the operating environment, TriTeal has developed follow-on products that are either sold separately or bundled with TED. The following table describes TriTeal's current products:

[CAPTION]

              PRODUCT                                   DESCRIPTION                      US LIST PRICE(1)
-----------------------------------------------------------------------------------------------------------
  TED 4.0                            Consistent, easy-to-use interface for accessing    - $425 per seat
      - Cross-platform CDE           applications, data and network services. X/Open-    (including
      - Integrated browser           designated CDE with value-added features            documentation)
      - Graphical Workspace          including key bindings, multi-screen support,      - $340 per seat
        Manager                      graphical workspace manager, automatic login and    for additional
      - Integrated fax               session save. Internationalized and localized       right-to-use
      - Multi-screen support         version of TED 4.0 for the Japanese market. Also    license
      - Support for X Terminals,     includes Web browser and client/server fax tool.
         PCs and Macs
-----------------------------------------------------------------------------------------------------------
  TED 4.1                            Netscape Navigator integration, featuring          - $425 per seat
      - CDE 1.0.10 Maintenance       drag-and-drop capability, customizable options             (including
        Release                      and improved navigational tool.                         documentation)
      - GWM 2.0                                                                         - $340 per seat for
      - Pluggable Authentication                                                                additional
        Module (PAM)                                                                            right-
      - Mailer Enhancements                                                                     to-use
      - Additional Key Bindings and                                                             license
        Resources
      - TEDscape
      - TEDvision 2.1
      - NTED 1.0 support
-----------------------------------------------------------------------------------------------------------
  NTED 1.0                           Provides remote access to Windows applications     Pricing based on
      - Easy access to Windows       running in native mode on a multi-user Windows NT  configuration
        applications from TED        server from a TED for UNIX client
      - Run Windows applications in
        native mode
      - Single application and file
        management
      - Interoperability between
        UNIX and Windows NT
-----------------------------------------------------------------------------------------------------------
  LOCALTED                           Provides local access to TED's window management   $150 per seat
                                     features for an X Terminal.
-----------------------------------------------------------------------------------------------------------
  WINTED                             Provides full access to TED's features for a PC    $100 per seat
                                     user.
-----------------------------------------------------------------------------------------------------------
  TEDSECURE 1.0                      Provides secure communications and controlled      $200 per seat
                                     access to shared files on an open network.
-----------------------------------------------------------------------------------------------------------

  TEDSERVER EARLY RELEASE            High performance, multi-platform Web server.       $199 per server
                                     Early commercial version available

(1) Based on the Company's price list as of December 1996. Actual price depends on quantity purchased, among other factors.

     TriTeal Enterprise Desktop: TED 4.0. TED 4.0, introduced in August 1995, is a fully integrated common user environment in which features and applications work in concert. For example, drag-and-drop functionality is consistent throughout the desktop, copy and paste works throughout each application, and window management is consistent. With its rich graphical display of intuitive icons, customizable workspaces and other user-friendly features, TED makes it easy for users to access data, applications and network services without having to use operating system commands. TED has been designated CDE-compliant by X/Open Co., Ltd. Standard CDE features include a calendar manager, application manager, file manager, style manager, mail tool, terminal emulator, print tool and help system, among others. In addition to standard CDE features, TED includes (i) a graphical workspace manager, which allows the user to easily control and navigate multiple workspaces, (ii) multiple screen support, which expands the number of applications and workspaces immediately available and
(iii) key bindings to simplify routine operations.

     TED 4.0 integrated applications include TEDFAX and TEDVISION. TEDFAX is a powerful, easy-to-use, integrated fax software product that enables users to compose, edit, send, receive and manage inbound and outgoing faxes directly from their desktops. As with all TED features and applications, TEDFAX implements drag-and-drop between the desktop, TEDFAX and other CDE clients. TEDVISION allows the user to access the Web and other Internet/intranet services and includes standard browser features, such as hot lists and pop-up menus. Moreover, with TEDVISION, users can browse local and remote file systems, which eliminates the need to access a separate application, such as a file or application manager.

     The Company has developed a version of TED 4.0 localized for the Japanese market. In addition, the Company is developing German, French and Spanish localizations.

     TriTeal Enterprise Desktop: TED 4.1. TED 4.1, an upgrade to TED 4.0, provides users with a number of enhancements, including drag-and-drop integration between Netscape Navigator and TED, DCE and Kerberos login authentication and enhancements to the graphical workspace manager.

     NTED. NTED provides TED users with easy access to Windows applications directly from TED using familiar Windows icons. NTED delivers Windows applications running natively on a Windows NT server to TED users, while providing applications and file integration as well as interoperability between the two environments. Users can then cut, copy and paste between Windows and UNIX. In addition, applications and files from both environments can be organized and accessed from a single application manager and file manager. NTED is sold separately as an optional module for TED.

     LOCALTED. LOCALTED allows the user to access TED's front panel and window manager locally on the X Terminal. Because LOCALTED reduces dependence on the host server and network, overall system performance is improved.

     WINTED. WINTED displays the TED front panel on Windows-based platforms, providing full access to TED's features and interoperability between TED and the Windows desktop.

     TEDSECURE 1.0. TEDSECURE is a data level desktop security product designed for use by government agencies and contractors. Developed in conjunction with the National Security Agency ("NSA"), TEDSECURE provides data protection and digital signature capability that has been approved by the NSA for federal agencies. TEDSECURE provides cryptographic facilities and digital signatures, which allow users to send unclassified but sensitive data across an open network. TEDSECURE, based on technology licensed from SPYRUS, was implemented utilizing standard United States Government security algorithms ("FORTEZZA"). TEDSECURE is sold separately as an optional module and is fully integrated with TED.

     TEDSERVER Early Release. TEDSERVER is a high performance, multi-platform Web server, based on a single process, single-thread architecture that provides performance advantages over multi-process, multi-thread Web server architectures. This architecture reduces operating system overhead, allowing the server engine to handle simultaneous Web hits faster and more efficiently than most other servers. TEDSERVER is sold separately as an optional module for TED.

  TED Products in Development

     TriTeal has an ongoing program to develop new TED products and product enhancements. The products described below are currently in development and are expected to be commercially released over the next 12 months:

          TED 4.2. TED 4.2, an enhanced version of TED, will extend DCE integration and provide easier installation. TED 4.2 is expected to offer license keys, a version upgrade script and support for DCE/Kerberos login.

          NTED 2.0. NTED 2.0 is being developed as an enhanced version of NTED
     1.0 which will make use of the Windows NT registry to make Windows applications available to all remote users without the need for action by a system administrator.

          TED for Windows. TED for Windows is being designed to provide advanced desktop management capabilities plus optional remote access to UNIX files and applications using an on-demand X server remote access to Windows files and applications using NTED. All desktop applications management is expected to be local.

  Java-Based SoftNC Technology

     TriTeal recently introduced its Java-based SoftNC technology, a thin-client, platform-independent solution designed to allow simultaneous access to Java and legacy applications. Written entirely in Java, SoftNC technology is designed to operate on any hardware device that includes a JVM. While most currently available Java-based alternatives to graphical user interfaces rely on browsers, SoftNC technology offers a graphical user interface that delivers Java applications directly from the desktop without the need for a browser. As a result, users have access not only to hyper-linked data, but also to a broad set of applications, including legacy, mainframe, UNIX and PC applications. SoftNC's infrastructure is designed to enable a user logging onto the network from any device through a URL to access the user's customized desktop. The user can then access resources throughout the network via a messaging backbone of communicating Object Request Brokers associated with each system. SoftNC's agents are designed to provide services such as computation, personal productivity or system resource management, accessible from anywhere on the network.

     The Company is currently developing the following products based on its SoftNC technology:

          SoftNC Desktop for Network Computers. SoftNC Desktop for Network Computers is being developed to operate on any hardware device that includes a JVM. In addition, it is being designed to provide full-featured desktop functionality, including overlapping windows, menus, drag-and-drop and full desktop scalability, while offering the benefits associated with thin client architecture, including legacy application integration and centralized administration. Developers will be able to write an application once and, without re-porting, deploy that application across multiple platforms.

          SoftNC Desktop for PCs and Workstations. TriTeal is developing SoftNC Desktop for PCs and Workstations to provide enterprise users of PCs and workstations with the same features and functionality as SoftNC for Network Computers.

     The statements made in this Prospectus regarding scheduled release dates and anticipated features of the Company's products under development and proposed enhancements are forward-looking statements, and the actual release dates and features of such products or enhancements could differ materially from those projected as a result of a variety of factors, including the ability of the Company's engineers to solve technical problems and to test products, as well as business priorities in light of the availability of development and other resources and other factors, including factors that may be outside the control of the Company and factors discussed in "Risk Factors." There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products, or that new products and product enhancements will satisfy the requirements of the marketplace or achieve market acceptance.

     To date, substantially all of the Company's revenues have been attributable to sales of licenses of the TED family of products and related services. The Company has not introduced for commercial sale any products based on, or recognized any revenues from licenses of, its SoftNC technology. The Company currently expects the TED family of products and related services to account for substantially all of its revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for TED products, such as competition or technological change, could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's future financial performance will depend, in significant part, on the successful development, introduction and customer acceptance of new and enhanced versions of the TED family of products and related services and on the Company's ability to develop and commercialize products based on the Company's SoftNC technology. There can be no assurance that the Company will continue to be successful in developing and marketing the TED family of products and related services, or that the Company will be successful in developing and marketing products based on the Company's SoftNC technology.

CUSTOMERS AND MARKETS

     The Company's target market consists of Global 1000 enterprise customers that use multiple client/server platforms for mission-critical applications. TriTeal has targeted specific vertical markets, including financial services, government, telecommunications, oil and gas, manufacturing and other industries. The Company has licensed in excess of 100,000 seats of the TED family of products (including predecessor products) to date. Representative current licensees, by industry segment, include:

         FINANCIAL                   MANUFACTURING                       GOVERNMENT
---------------------------    --------------------------    -----------------------------------
Deutsche Bank                  DynCorp                       Argonne National Labs
Great Western Life             Ford Microelectric            Defense Information Systems Agency
Lehman Brothers                Lockheed Martin               Loral Defense
JP Morgan                      Logicon                       National Institutes of Health
Merrill Lynch                  Motorola                      National Securities Agency
Morgan Stanley & Co.           National Semiconductor        United States Air Force
PaineWebber Incorporated                                     National Aeronautics and Space
                                                             Administration

TELECOMMUNICATIONS             TECHNOLOGY                    OIL AND GAS
AT&T                           Computer Sciences Corp.       Mobil Oil
British Columbia Telephone     Hewlett-Packard Norway        Shell Oil
Bell South                     Network Computing Devices     Statoil
Lucent Technologies, Inc.      Progress Software
Nortel Technology
Southwestern Bell

     Certain of the licensees listed above have purchased the Company's product on a pilot or initial deployment basis. There can be no assurance that such licensees, or any of the Company's other licensees, will purchase additional licenses to the Company's products in the future.

     The Company has also licensed certain of its desktop and Internet technologies through licensing agreements and joint development and marketing agreements to a number of companies, including AT&T, Hewlett-Packard, IBM, Network Computing Devices ("NCD"), Novell, SCO, Siemens Nixdorf
Informationssystemse AG ("SNI") and Tektronix, Inc. ("Tektronix"), among others.

     A relatively small number of customers (primarily resellers) account for a significant percentage of the Company's revenues. In fiscal 1995, sales to AT&T, IBM and British Columbia Telephone accounted for

29%, 12% and 11% of revenues, respectively. In fiscal 1996, sales to Logicon and AT&T accounted for 18% and 12% of revenues, respectively, and sales to the Company's top four customers accounted for approximately 45% of revenues. During the nine months ended December 31, 1995, AT&T accounted for 15% of revenues. During the nine months ended December 31, 1996, two of the Company's resellers, IBM and Sylvest Management, accounted for 50% and 24% of revenues, respectively. The Company expects that sales of its products to a limited number of customers will continue to account for a high percentage of revenue for the foreseeable future. The Company believes that more than 30% of its revenues during fiscal 1996 and more than 50% of its revenues during the nine months ended December 31, 1996 were derived indirectly through distributors from sales to departments and agencies of the U.S. Government. The Company believes that the success and further development of the Company's business will continue to be dependent, in significant part, upon its ability to continue such indirect sales. A significant reduction in the federal funds available for agencies and departments the Company is supplying, either through agency budget cuts by Congress or the imposition of budgetary constraints, or a determination by the Government that funding of such agencies and departments should be reduced or discontinued, would have a material adverse effect on the Company's results of operations. The future success of the Company will depend on its ability to obtain orders from new customers and successfully market its products in diverse industries. The loss of a major customer or any reduction or delay in orders by such customers, or the failure of the Company to successfully market its products in existing targeted industry segments or new industry segments, would have a material adverse effect on the Company's business, results of operations and financial condition.

     All of the Company's business is in the desktop system, client/server and Internet/intranet application software markets, which are still emerging markets that are intensely competitive, highly fragmented and subject to rapid change. The Company's future financial performance will depend in large part on continued growth in the number of organizations adopting client/server computing environments, the continued use by these organizations of a variety of incompatible computing technologies and commercial acceptance of the Company's products as a desktop system software solution to address these problems of fragmentation. There can be no assurance that the desktop system software, client/server or Internet/intranet markets will maintain their current level of growth, or that they will continue to be heterogeneous or that the Company's principal product, TED, will be widely adopted. If the desktop system software, client/server or Internet/intranet markets fail to grow or grow more slowly or if the enterprise becomes more homogeneous than the Company currently anticipates, or if the Company's products are not widely adopted, the Company's business, results of operations and financial condition would be materially and adversely affected. The Company has spent, and intends to continue to spend, significant resources educating potential customers about the benefits of its products. However, there can be no assurance that such expenditures will enable the Company's products to achieve any additional degree of market acceptance.

     Because a large portion of the Company's revenues are currently derived from enterprises that support UNIX operating systems, a significant decline in the UNIX operating systems market would have a material adverse effect on the Company's business, results of operations and financial condition. Similarly, widespread adoption of other desktop system software and operating environments, such as Windows NT, Web-based operating environments or other technologies, could create a more homogeneous environment throughout an enterprise, which would have a material adverse effect on the Company's business, results of operations and financial condition.

MARKETING AND SALES

     The Company markets and sells its products in the United States, Europe and Pacific Rim countries through its direct sales force, OEMs, system integrators, VARs and through its master distributor relationship with Ryoyo Electro Corporation ("Ryoyo"). As of December 31, 1996, the Company employed 41 individuals in its sales and marketing organization. The Company's direct sales staff is based at the Company's corporate headquarters in Carlsbad, California, and at field sales offices in the metropolitan areas of San Diego, Dallas, Boston, New York, Chapel Hill, Washington, D.C., London and Amsterdam. To support its sales force, the Company conducts comprehensive marketing programs, which include direct mail, public relations, advertising, seminars, trade shows and other industry events.

     The Company's direct sales force is responsible for creating demand for the Company's products. Sales leads are generated through direct calls to known prospects, direct mail, seminars, advertising, telemarketing and requests for proposals from prospects. The Company's field sales force conducts presentations and demonstrations of the Company's products to management and users at the prospect site as part of the Company's direct sales effort. Fully functional evaluation units are provided to prospects as requested. The Company's field engineers assist prospects in technical matters pertaining to the evaluation software. The Company plans to expand its direct sales force. There can be no assurance that such internal expansion will be successfully completed, that the cost of such expansion will not exceed the revenues generated or that the Company's sales and marketing organization will be able to compete successfully against the significantly more extensive and well-funded sales and marketing operations of many of the Company's current or potential competitors. The Company's inability to effectively manage the expansion of its direct sales force could have a material adverse effect on the Company's business, results of operations and financial condition.

     The licensing of the Company's products by its customers typically involves a significant technical evaluation and commitment of capital and other resources, and is often subject to the delays frequently associated with customers' internal procedures to approve large capital expenditures and to test and accept new technologies that affect key operations. For these and other reasons, the sales cycle associated with the licensing of the Company's products is typically lengthy and subject to a number of significant risks that are beyond the Company's control. There can be no assurance that the Company will not experience these and additional future delays in sales of the Company's products because of the lengthy sales cycle and the large size of many customers' orders. If revenues forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company's operating results for that quarter could be materially and adversely affected.

     The Company's strategy is to leverage sales and marketing through its indirect channel relationships, which include OEMs, VARs and system integrators, that distribute or resell the Company's products in their respective markets. The Company has entered into several OEM reseller agreements pursuant to which the reseller provides either TED or a modified version of TED to its customers. The Company has established OEM relationships with AT&T, Hummingbird, IBM, NCD, SCO, Silicon Graphics, Inc., SNI and Tektronix in connection with the TED family of products. The Company is currently pursuing strategic OEM relationships in connection with its SoftNC technology. These entities have been engaged to help create and fulfill demand and support end-user sites. The Company typically selects channel entities on the basis of their industry expertise, supported customer base and system integration capabilities. The Company has entered into agreements with VARs and system integrators in connection with the TED family of products, including Logicon, Shell Services Corporation, Stornet and Worldwide Technologies. The Company may, in the future, seek to establish strategic VAR and system integrator relationships in connection with its SoftNC technology. Certain of these entities have received advanced training and certification through the Company to ensure appropriate skills and knowledge with respect to the Company's products. The Company's sales representatives work with these channel entities in activities such as educational and sales seminars, local or regional user conferences and industry trade shows.

     There can be no assurance that the Company will be able to continue to successfully manage its relationships with indirect channel entities or that any OEM, VAR or system integrator will continue to market or to purchase the TED family of products or that the Company will be successful in establishing strategic relationships in connection with its SoftNC technology or products. The failure by the Company to maintain these relationships or the failure to establish new relationships in the future could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that these events will not occur in the future. To the extent that average selling prices through indirect channel relationships decline relative to the Company's direct sales in the future, the Company's average selling prices and gross margins may be materially and adversely affected.

     The Company currently maintains the European headquarters of its European subsidiary, TriTeal B.V., in The Netherlands. The Company also has a satellite office in the United Kingdom. These offices are responsible for generating and fulfilling customer demand and supporting indirect channel activities. In addition, the Company's marketing department supports European activities from the Company's headquar-ters in Carlsbad, California. The Company intends to continue to expand its direct and indirect sales and marketing activities worldwide, which will require significant management and financial resources. The Company has committed and intends to continue to commit significant time and financial resources to developing international sales and support channels. See Note 6 of Notes to Consolidated Financial Statements for information with respect to the Company's export sales. To the extent that the Company is unable to expand its international sales organization in a timely manner, the Company's growth, if any, in international sales will be limited, and the Company's business, results of operations and financial condition could be materially and adversely affected.

     The Company has a Master Distribution Agreement with Ryoyo under which Ryoyo distributes the localized version of TED throughout Japan and functions as the Company's sole representative for Japan. The Company has an agreement with Pacific Advantage, Ltd. under which Pacific Advantage, Ltd. will serve as the Company's manufacturer's representative to service the markets of the Pacific Rim outside of Japan.

     There can be no assurance that the Company will be able to maintain or increase international market demand for its products. Risks inherent in the Company's international business activities generally include currency fluctuations, unexpected changes in regulatory requirements, tariffs and other trade barriers, costs of and the Company's limited experience in localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, potentially weaker protection for intellectual property in certain foreign countries, potentially adverse tax consequences including restrictions on the repatriation of earnings, and the burdens of complying with a wide variety of foreign laws and practices. To date, substantially all of the Company's international revenues have been denominated in U.S. dollars. Although exposure to currency fluctuations to date has been insignificant, there can be no assurance that fluctuations in future currency exchange rates will not have a material adverse effect on revenues from international sales and thus the Company's business, results of operations and financial condition. There can be no assurance that such factors will not have a material adverse effect on the Company's future international operations and, consequently, the Company's business, results of operations and financial condition.

SERVICES AND SUPPORT

     The Company has established a services and support organization to provide enterprise technology solutions and system integrity. The Company assigns a support representative to each of its customers as a point of contact for resolving issues. TriTeal's engineering and customer support representatives are trained in cross-platform issues in order to diagnose and solve technical problems related not only to the Company's products, but also to the software and hardware technologies with which the Company's products interact. The Company believes that its single contact system for enterprise support is a key differentiating feature as compared to other vendors.

     TriTeal's support structure involves phone support and channel support through the Company's engineering and field organizations. The Company's services and support organization offers support both domestically and internationally. This support is purchased separately from the product. The Company tracks all support requests through a customer database that maintains current status reports as well as historical logs of customer interactions. When appropriate, these support representatives provide the customer with direct access to the Company's development engineers. In addition, the Company maintains a technical support area on its Web site which contains enhancements and corrections to software defects that may be accessed through a file transfer protocol, thereby enabling TED users to install that code on their platforms automatically, using TED's drag and drop functionality. In addition, the Company offers pre- and post-sales support from its field systems engineers, who are based in all of the Company's sites worldwide. For those enterprise customers that require custom features, the Company can deploy its engineering resources to assist the customer on its development efforts.

     The Company has created the UniTED Partners Program, which trains selected resellers in providing enterprise support. UniTED Partners are awarded TriTeal Certification after five days of support training for field engineers. The Company recommends certified UniTED Partners to its enterprise customers to address their training needs at three levels: end-user, developer and system administration.

RESEARCH AND DEVELOPMENT

     As of December 31, 1996, the Company employed 34 persons in its research and development organization. The Company believes that its future success depends in large part upon its ability to continue to enhance its existing products and to develop new products that maintain cross-platform technological competitiveness. The Company relies on extensive input concerning product development from the Company's customers communicated through the Company's sales and marketing organizations, as well as market research data. TriTeal's research and development efforts are directed at increasing product functionality, improving product performance, expanding the capabilities of its products to interoperate with other acquired technologies and developing new products.

     The Company's research and development organization consists of three groups: engineering, quality assurance and advanced research. These groups are dedicated to maintaining the Company's core products, engineering corrections to system defects, implementing performance enhancements and building complementary desktop services and applications. The Company also encourages application integration by assisting other software companies or MIS organizations in the integration process. The Company seeks to support open systems standard software, while providing additional features and functionality that complement and enhance standardized software.

     Each of the client/server, desktop system software and Internet/intranet markets are characterized by rapid technological advances, evolving industry standards, changes in consumer expectations, and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products as well as products currently under development obsolete and unmarketable. Accordingly, the life cycles of the Company's products are difficult to estimate. The Company's future success will depend upon its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments, respond to evolving consumer requirements and achieve market acceptance. The Company's future success will also depend in part upon its ability to maintain and enhance its technology relationships in order to provide customers with integrated product solutions. The Company's ability to develop and introduce new products and enhancements on a timely basis may be adversely affected by a number of factors, including the ability of the Company's engineers to solve technical problems and to test products as well as business priorities in light of the availability of development and other resources and other factors, including factors that may be outside the control of the Company and factors discussed in "Risk Factors." If the Company is unable to develop on a timely basis new software products or enhancements to existing products, if such new products or enhancements do not achieve market acceptance, or if the Company is unable to maintain its technology relationships, the Company's business, results of operations and financial condition will be materially and adversely affected.

     The Company's current products are designed to adhere to certain open systems standards, and current and future sales of the Company's products will be dependent, in part, on market acceptance of such standards. Emergence of new industry standards could require the Company to modify its products to adhere to such standards. There can be no assurance that the Company would be successful in incorporating new standards effectively or on a timely basis or that any resulting products would achieve commercial acceptance. Failure by the Company to effectively incorporate into its products new industry standards that are widely adopted in the markets served by the Company would have a material adverse effect on the Company's business, results of operations and financial condition.

COMPETITION

     The market in which the Company competes is characterized by rapidly changing technology and evolving standards. The Company's competitors and potential competitors, which include Microsoft Corporation, Netscape and the original CDE developers (Hewlett-Packard, IBM, Novell and Sunsoft, a subsidiary of Sun Microsystems, Inc.), have or may have a more established and larger marketing and sales organization, significantly greater financial and technical resources and a larger installed base of customers, as well as greater name recognition than the Company. Accordingly, such competitors or potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than the Company. The Company also expects that competition will increase as a result of software industry consolidation. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of enterprise customers in the Company's markets. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive factors faced by the Company will not have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company's products are based in part on a non-exclusive license of the CDE industry standard. Each of the original CDE developers has developed or is developing unique implementations of CDE specific to its own UNIX platforms. Because CDE was developed as an open systems industry standard, any of the original CDE developers, or their assignees, other competitors or third-party licensees, may develop similar products or sell competing products in the Company's markets. In addition, the Company has developed its TED product based in part on a non-exclusive license of the CDE technology from Hewlett-Packard. Under the terms of the Company's license agreement with Hewlett-Packard, all modifications to the CDE developed by the Company are owned by the Company and are licensed back to Hewlett-Packard on a non-exclusive basis. There can be no assurance that one or more of these competitors and potential competitors will not develop or market products that would directly compete with the Company's products or license a third party to do so.

     The Company believes that the principal competitive factors affecting its market include adherence to open systems standards, product features and functionality, ability to integrate with third-party products, ease of use, quality, performance, price, customer service and support, effectiveness of sales and marketing efforts and company reputation. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential customers, especially those with greater financial, marketing, service, support, technical and other resources than the Company.

LICENSE AGREEMENTS AND INTELLECTUAL PROPERTY

     The Company relies on certain technology which it licenses from third parties, including software which is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third-party technology licenses will continue to be available to the Company on commercially reasonable terms, if at all. The loss of or inability to maintain any of these technology licenses could result in delays or reductions in product shipments until equivalent technology, if any, could be identified, licensed and integrated. Any such delays or reductions in product shipments could materially and adversely affect the Company's business, result of operations and financial condition.

     The Company's principal product, TED, is based in part on X11, Motif and CDE standards specified and administered by X/Open Company, Ltd. Certain of the Company's third-party technology licensing agreements for implementation of these standards are summarized below:

     The Company has developed its TED product based in part on a non-exclusive license of CDE technology from Hewlett-Packard. Under the terms of the license agreement with Hewlett-Packard, all modifications to CDE developed by the Company are owned by the Company, and the Company granted to Hewlett-Packard a paid-up, non-exclusive, worldwide license to use, reproduce, distribute and prepare derivative works of such modifications in both source code and object code form. The Hewlett-Packard license agreement terminates in July 1997, subject to unlimited one-year extensions at the Company's option. The Hewlett-Packard license agreement is also terminable on breach, bankruptcy or cessation of business by either party. In addition, if an infringement action is brought against Hewlett-Packard relating to the CDE technology licensed by Hewlett-Packard to TriTeal and Hewlett-Packard is not able to procure for TriTeal the use of CDE, replace CDE with a non-infringing product or modify CDE to be noninfringing, then Hewlett-Packard may terminate TriTeal's rights to its CDE to the extent necessary to avoid infringement. In the event the Hewlett-Packard license agreement is terminated, the Company believes that it could successfully license comparable CDE technology from another source.

     In May 1996, the Company entered into a software license agreement with SCO, pursuant to which the Company granted a non-exclusive, royalty-free license to certain TriTeal desktop technology to SCO in exchange for the grant to the Company of a non-exclusive, royalty-free license to CDE, effective if SCO obtains the right to sublicense CDE. The SCO license agreement terminates in May 1999, subject to one-year extensions upon mutual agreement of the parties.

     Pursuant to a license agreement with OSF, the Company has licensed Motif applications from OSF on a non-exclusive basis. The OSF license agreement is terminable by OSF in the event of default by the Company in its payment obligations or upon the Company's bankruptcy.

     In May 1995, TriTeal entered into a software license agreement with SPYRUS, pursuant to which SPYRUS granted to the Company a worldwide, non-exclusive, royalty-bearing license for SPYRUS' network security technology, which is the basis for the Company's TEDSECURE product. The SPYRUS license agreement terminates in May 2000, but may be extended for one-year terms at the Company's option, subject to the written consent of SPYRUS.

     Pursuant to an OEM source license agreement between the Company and Spyglass, the Company licensed certain Internet/intranet component technologies from Spyglass, on a non-exclusive, royalty-bearing basis. The Spyglass license agreement terminates in September 1998, subject to one year extensions at the Company's option. The Company has incorporated this technology from Spyglass into TEDSERVER and TEDVISION products.

     While it may be necessary or desirable in the future to obtain other licenses relating to one or more of the Company's products or to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms, if at all.

     The Company's success and ability to compete is dependent in part upon its proprietary technology. While the Company relies on trademark, trade secret, copyright law confidentiality procedures and contracts as provisions to protect its technology, the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. The Company presently has no patents and has three patent applications pending. There can be no assurance that any patents will issue from such applications or that others will not develop technologies that are similar or superior to the Company's technology. The Company believes the source code for the Company's proprietary software is protected both as a trade secret and copyright work. However, effective trademark, copyright and trade secret protection may not be available in every foreign country in which the Company's products are distributed. The Company's policy is to enter into confidentiality agreements with its employees, consultants and vendors, and the Company generally controls access to, and distribution of, its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization. There can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to prevent misappropriation of its technology by third parties, or that third parties will not be able to develop similar technology independently.

     The Company may receive notices from third parties claiming that the Company's products infringe third party proprietary rights. The Company expects that, as the number of software products in the industry increases and the functionality of these products further overlaps, software products will increasingly be subject to such claims. Any such claim, with or without merit, could result in costly litigation and require the

Company to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all. Consequently, any such litigation could have a material adverse effect on the Company's business, results of operations and financial condition.

EMPLOYEES

     As of December 31, 1996, the Company had 106 full-time employees, including 41 in sales and marketing, 44 in product development and support services and 21 in finance and administration. The Company's employees are not represented by any collective bargaining organization, and the Company has never experienced a work stoppage. The Company believes that its relations with its employees are good. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's business and operations.

FACILITIES

     The Company leases approximately 19,000 square feet of office space for its corporate headquarters in Carlsbad, California, under operating leases expiring at various dates through 1999. The Company also occupies approximately 8,500 square feet of office space under lease and rental agreements in various locations across the United States in support of its regional activities and approximately 2,600 square feet of office space in The Netherlands. The Company believes that its current facilities are adequate for the foreseeable future and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information as of January 28, 1997, regarding the directors and executive officers of the Company:

                     NAME                      AGE                     POSITION
    ---------------------------------------    ----     ---------------------------------------
    Jeffrey D. Witous......................     35      President, Chief Executive Officer and
                                                        Chairman of the Board
    Arthur S. Budman.......................     35      Chief Financial Officer and Director
    Victoria Z. Farrell....................     45      Vice President, Marketing
    Ronald B. Hegli........................     36      Vice President, Engineering
    Robert D. Ruhe.........................     39      Executive Vice President, Worldwide
                                                        Field Operations
    Rand R. Schulman.......................     44      Executive Vice President
    Garrett L. Thomas......................     52      Vice President, Corporate General
                                                        Counsel
    Oran M. Thomas.........................     34      Chief Technology Officer
    Armando E. Viteri......................     37      Vice President, Corporate Development
    Gregory J. White.......................     38      Chief Operating Officer and Secretary
    Dr. Terry A. Straeter(1)...............     53      Director
    Gary A. Wetsel(1)......................     51      Director

---------------

(1) Members of the Audit Committee and Compensation Committee

     JEFFREY D. WITOUS co-founded the Company and has served as Chief Executive Officer since April 1995, Chairman of the Board since March 1994 and President since June 1996. From March 1994 to April 1995, Mr. Witous served as Executive Vice President of Business Development. Prior to joining the Company, Mr. Witous served as National Business Development Manager for Sun Microsystems Computer Corporation ("SMCC"), a subsidiary of Sun Microsystems, Inc. ("Sun"), a computer hardware, software and services company, from April 1991 to January 1994.

     ARTHUR S. BUDMAN joined the Company in November 1994, was appointed Chief Financial Officer in February 1995 and was elected to the Board of Directors in January 1996. From January 1985 to November 1994, he was employed by Ernst & Young LLP, a public accounting firm, serving most recently as Senior Manager. Mr. Budman is co-founder of the San Diego Software Industry Council, a trade association for software companies. Mr. Budman is a Certified Public Accountant.

     VICTORIA Z. FARRELL has served as Vice President, Marketing since March 1996. From November 1995 to March 1996, she was Director of Marketing for the Company. From May 1995 to November 1995, Ms. Farrell served as Director of Database Services at Migration Software Systems, Ltd., an engineering consulting company. From June 1976 to May 1995, she held numerous positions at Digital Equipment Corporation, a computer manufacturer, serving most recently as Marketing Manager of the UNIX Systems Group.

     RONALD B. HEGLI has served as Vice President of Engineering since December 1996. From March 1994 to December 1996, Mr. Hegli held various engineering positions, including Manager of Development and Director of Engineering. From May 1988 to March 1994, Mr. Hegli was a Senior Engineer at Digital Equipment Corporation, where he was the lead engineer for desktop environments, including the initial port of the CDE to the Alpha platform. From August 1983 to May 1988, Mr. Hegli was a senior engineer at General Electric Company, developing computer systems for nuclear power plant monitoring.

     ROBERT D. RUHE has served as Executive Vice President, Worldwide Field Operations since September 1996. Mr. Ruhe served as Vice President of Federal Business from May 1995 to September 1996. From

July 1992 to May 1995, he served as Manager of National Civilian Federal Sales for Sun Microsystems Federal Inc. From February 1981 to July 1992, he was employed by Digital Equipment Corporation, a computer manufacturer, where he served most recently as Strategic Federal Account Manager.

     RAND R. SCHULMAN has served as Executive Vice President since February 1996. From July 1994 to February 1996, he was Vice President of Marketing for the Company. From January 1992 to June 1994, Mr. Schulman served as Vice President of Sales and Marketing at Pages Software, a computer software company. Mr. Schulman was employed in various capacities from December 1983 to January 1992 by Island Graphics/Dainippon Screen Mfg. Co., a computer software company, serving most recently as General Manager and Senior Vice President.

     GARRETT L. THOMAS joined the Company in January 1997 as Vice President, Corporate General Counsel. For the past 13 years, he has held various legal positions with Sun, most recently as General Counsel of Sun's government operation. Prior to joining Sun, Mr. Thomas held various legal positions at software and telecommunications companies.

     ORAN M. THOMAS co-founded the Company and has served as Chief Technical Officer since April 1995. From January 1993 to November 1993, Mr. Thomas served as President and Secretary of the Company. From January 1993 to February 1995, he served as the Company's Chief Financial Officer. Mr. Thomas served as a director of the Company from January 1993 to January 1996. From January 1988 to September 1993, he served as Senior Software Engineer at Science Applications International Corporation, a software company, where he managed the multi-platform, commercial systems software development group.

     ARMANDO E. VITERI has served as Vice President, Corporate Development, since September 1996. From November 1994 to September 1996, he served as Vice President, Worldwide Sales, for the Company. From October 1983 to November 1994, Mr. Viteri was employed with SMCC, serving in a variety of sales, engineering and marketing management positions, most recently as Director of Eastern Operations.

     GREGORY J. WHITE co-founded the Company, has served as Chief Operating Officer since April 1995 and as Secretary since November 1993. From November 1993 to March 1994 and from April 1995 to June 1996, he served as President of the Company. From March 1994 to January 1995, Mr. White served as Chief Executive Officer for the Company. From July 1990 to September 1993, he held the position of Sales Executive for SMCC.

     DR. TERRY A. STRAETER has served as a director of the Company since February 1996. Since November 1992, Dr. Straeter has served as President, Chief Executive Officer and a director of GDE Systems, Inc., a manufacturer of defense electronic systems, which was acquired by Tracor, Inc. in November 1994. Since November 1994, he has also served as Corporate Vice President of GDE Systems' parent company, Tracor, Inc., an electronics and aerospace manufacturer. From 1991 to 1992, Dr. Straeter served as Corporate Vice President and General Manager for General Dynamics Corporation, Electronics Division, a manufacturer of defense electronic systems.

     GARY A. WETSEL has served as a director of the Company since February 1996. Mr. Wetsel has served as Executive Vice President and Chief Operating Officer for Wyse Technology, Inc. a computer hardware manufacturer, since November 1996. He served as Chief Executive Officer and Director of Borland International Inc. ("Borland"), a software company, from December 1995 until July 1996 and as President and director from January 1995 until July 1996. From November 1994 to January 1995, Mr. Wetsel served as Senior Vice President and Chief Financial Officer of Borland. From 1990 to 1994, Mr. Wetsel served as Executive Vice President and Chief Financial Officer of Octel Communications Corporation, a telecommunications company.

     Each officer serves at the discretion of the Board of Directors. The Company's Bylaws permit the Board of Directors to establish by resolution the authorized number of directors, and the Company currently has four directors authorized. There are no family relationships among any of the directors or officers of the Company.

BOARD COMPOSITION

     The Company currently has authorized four directors. In accordance with the Company's Certificate of Incorporation, the Board of Directors is divided into three classes with staggered three-year terms. Class I consists of Mr. Budman, Class II consists of Mr. Witous and Class III consists of Dr. Straeter and Mr. Wetsel. At each annual meeting of stockholders, the successors to directors whose term then expires will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company.

BOARD COMMITTEES

     The Audit Committee of the Board of Directors, composed of Dr. Straeter and Mr. Wetsel, was formed in June 1996 to review the internal accounting procedures of the Company and consult with and review the services provided by the Company's independent auditors. The Compensation Committee of the Board of Directors, composed of Dr. Straeter and Mr. Wetsel, was formed in June 1996 to review and recommend to the Board the compensation and benefits of all officers of the Company and review general policy relating to compensation and benefits of employees of the Company. The Compensation Committee will also administer the issuance of stock options and other awards under the Company's 1995 Stock Option Plan.

DIRECTOR COMPENSATION

     Directors currently do not receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings.

     In February 1996, the Company granted nonstatutory stock options to each of Dr. Straeter and Mr. Wetsel, outside directors of the Company, to purchase 50,000 shares of the Company's Common Stock at an exercise price of $3.50 per share (the then fair market value per share of the Company's Common Stock as determined in good faith by the Company's Board of Directors). Such options vest monthly over 48 months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until June 1996, the Company did not have a Compensation Committee of the Board of Directors, and the entire Board participated in all compensation decisions. In June 1996, the Board of Directors appointed the Compensation Committee. No member of the Compensation Committee was, at any time during the fiscal year ended March 31, 1996, or at any other time, an officer or employee of the Company. Each of the Company's directors, other than Mr. Wetsel, has acquired shares of the Company's Common Stock. See "Certain Transactions" and "Principal and Selling Stockholders."

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation awarded or paid to or earned by, the Company's Chief Executive Officer and the four other most highly compensated executive officers whose salary and bonus were in excess of $100,000 for services rendered to the Company during the fiscal year ended March 31, 1996 (collectively, the "Named Executive Officers"):

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                      -------------
                                                                                       AWARDS (2)
                                                                                      -------------
                                                       ANNUAL COMPENSATION (1)         SECURITIES
                                                       ------------------------        UNDERLYING
             NAME AND PRINCIPAL POSITION               SALARY($)       BONUS($)        OPTIONS(#)
-----------------------------------------------------  ---------       --------       -------------
Jeffrey D. Witous....................................  $ 120,000       $60,314                --
  President, Chief Executive Officer
  and Chairman of the Board
Rand R. Schulman.....................................    110,000        42,566             8,000
  Executive Vice President
Oran M. Thomas.......................................    120,000        61,514                --
  Chief Technology Officer
Armando Viteri.......................................    110,000        51,933             7,000
  Vice President, Corporate Development
Gregory J. White.....................................    120,000        61,514                --
  Chief Operating Officer and Secretary

---------------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation described in this table does not include medical, group life insurance, or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(2) At the end of fiscal 1996, the aggregate restricted stock holdings of the Named Executive Officers and the value thereof at the year-end, based on the initial public offering price of $8.00 per share, without giving effect to the diminution of value attributable to the restrictions on such stock, were as follows: Mr. Witous $155,000 (20,000 shares); Mr. Schulman $1,356,250 (175,000 shares); and Armando Viteri $1,038,500 (134,000 shares). The preceding amounts include shares purchased as restricted stock in July 1995 that remain subject to restriction as follows: Mr. Witous no shares; Mr. Schulman 116,667 shares; and Mr. Viteri 89,333 shares. Dividends on these shares of restricted stock will be paid when, as and if declared on the Company's Common Stock by the Company's Board of Directors. To date, the Company has not paid any dividends and does not anticipate paying any dividends on its Common Stock in the foreseeable future.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth, for the fiscal year ended March 31, 1996, certain information regarding options granted to each of the Named Executive
Officers:

                                                INDIVIDUAL GRANTS                            POTENTIAL
                             --------------------------------------------------------       REALIZABLE
                                           PERCENTAGE                                    VALUE AT ASSUMED
                             NUMBER OF      OF TOTAL                                      ANNUAL RATES OF
                             SECURITIES     OPTIONS                                         STOCK PRICE
                             UNDERLYING    GRANTED TO                                    APPRECIATION FOR
                              OPTIONS     EMPLOYEES IN       EXERCISE                   OPTION TERMS(4)($)
                              GRANTED        FISCAL           PRICE         EXPIRATION  -------------------
           NAME                (#)(1)       YEAR(2)         ($/SH)(3)         DATE        5%          10%
---------------------------  ----------   ------------   ----------------   ---------   -------     -------
Jeffrey D. Witous..........        --           --                --               --        --          --
Rand R. Schulman...........     8,000            1%           $ 2.50         12/30/05   $12,578     $31,875
Oran M. Thomas.............        --           --                --               --        --          --
Armando Viteri.............     7,000            1%             2.50         12/30/05    11,006      27,890
Gregory J. White...........        --           --                --               --        --          --

---------------

(1) Options have a maximum term of 10 years measured from the date of grant, subject to earlier termination upon the optionee's cessation of service with the Company. These options vest 25% on the first anniversary of the date of grant and vest ratably on a monthly basis over a three-year period after the first anniversary of the date of grant.

(2) Based on options to purchase 731,550 shares granted to employees in fiscal 1996, including the Named Executive Officers.

(3) The exercise price is equal to 100% of the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the Commission, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth, with respect to each of the Named Executive Officers, information regarding the number and value of securities underlying unexercised options held by the Named Executive Officers as of March 31, 1996:

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-THE-
                                                      OPTIONS AT                     MONEY OPTIONS AT
                                                  FISCAL YEAR END (#)             FISCAL YEAR END ($)(1)
                                             -----------------------------     -----------------------------
                  NAME                       EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------------------------    -----------     -------------     -----------     -------------
Jeffrey D. Witous........................          --                --              --                 --
Rand R. Schulman.........................          --             8,000              --          $  44,000
Oran M. Thomas...........................          --                --              --                 --
Armando Viteri...........................          --             7,000              --             38,500
Gregory J. White.........................          --                --              --                 --

---------------

(1) Based on the initial public offering price of $8.00 per share of Common Stock, in accordance with the rules of the Commission. Amounts reflected are based on the assumed value minus the exercise price, multiplied by the number of shares underlying the option.

1995 STOCK OPTION PLAN

     The Company's 1995 Stock Option Plan (the "1995 Plan"), covering an aggregate of 1,350,000 shares of Common Stock, was adopted by the Company's Board of Directors in May 1995.

     The 1995 Plan is administered by the Board unless the Board delegates authority to a committee of disinterested directors. The Board has the authority to select the persons to whom rights under the 1995 Plan will be granted (a "Stock Award"), to determine whether a Stock Award will be an incentive stock option (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), a nonqualified stock option, a stock bonus, a right to purchase restricted stock, or a combination of the foregoing, to specify the type of consideration, if any, to be paid to the Company upon exercise of a Stock Award and to determine the time or times when a person will be permitted to purchase or receive stock pursuant to a Stock Award. Subject to certain limitations, incentive stock options may be granted only to employees of the Company, while Stock Awards other than incentive stock options may be granted to employees and directors of and consultants to the Company.

     The maximum term of incentive and nonqualified stock options is 10 years. The exercise price of incentive stock options must equal at least 100% of the fair market value of the Common Stock on the date of grant. The exercise price of nonqualified stock options must equal at least 85% of the fair market value of the Common Stock on the date of grant. The exercise price of incentive stock options granted to any person holding more than 10% of the total combined voting power of all classes of stock of the Company must equal at least 110% of fair market value of the Common Stock of the Company as of the date of grant and the term of such option cannot exceed five years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000. Incentive stock options granted under the 1995 Plan are non-transferable; other stock awards may be transferred pursuant to the terms of the applicable Stock Award agreement. Stock options generally expire 30 days after the termination of an optionee's employment or other service relationship with the Company. In general, if an optionee dies while in a service relationship with the Company, such person's option may be exercised up to 18 months after his death. In general, if an optionee is disabled while in a service relationship with the Company, such person's option may be exercised up to six months following his disablement.

     The purchase price of Common Stock under a stock purchase agreement as well as the form of consideration to be paid to the Company upon exercise may be determined by the Board. The Board has the authority to award stock pursuant to a stock bonus in consideration of past services actually rendered to the Company. Rights under a stock bonus or restricted stock purchase agreement generally are not assignable and the Common Stock sold or awarded pursuant to a stock bonus or stock purchase agreement may be subject to a repurchase option in favor of the Company.

     A total of 1,350,000 shares of Common Stock has been authorized for issuance, under the 1995 Plan. As of December 31, 1996, the Company had outstanding options to purchase an aggregate of 758,428 shares at exercise prices ranging from $0.25 to $20.50 per share pursuant to the 1995 Plan. As of December 31, 1996, no shares had been issued as a bonus or restricted stock under the 1995 Plan.

STOCK OPTIONS GRANTED OUTSIDE OF THE 1995 PLAN

     The Company has from time to time granted nonstatutory options to purchase shares of Common Stock outside of the 1995 Plan ("Non-Plan Options") to certain directors, officers, employees of and consultants to the Company. As of December 31, 1996, Non-Plan Options were outstanding to purchase an aggregate of 883,684 shares of Common Stock at a weighted average exercise price of $0.53 per share, and no Non-Plan Options had been exercised. Generally, Non-Plan Options vest at the rate of one-third of the shares subject to the Option at the end of each year over a three-year period. Non-Plan Options typically have a term of three years, except that Non-Plan Options generally expire 30 days after the termination of an optionee's employment or other service relationship with the Company. In general, if an optionee dies while in an employment or service relationship with the Company, that person's option may be exercised up to six months after his death. For information with respect to Non-Plan Options granted to non-employee directors, see "Director Compensation."

EMPLOYEE STOCK PURCHASE PLAN

     On June 11, 1996, the Board adopted, and the stockholders subsequently approved, the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 250,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings of up to 27 months in length. The Purchase Plan provides that the Board shall specify certain terms and conditions that will apply to each such offering within the parameters set forth in the Purchase Plan. The initial offering under the Purchase Plan commenced on August 6, 1996 and will terminate in July 1998.

     Employees who satisfy the applicable length of service requirement specified by the Board for an offering are eligible to participate in the Purchase Plan for the period of such offering if they are employed by the Company or a subsidiary of the Company designated by the Board for at least 20 hours per week and are customarily employed by the Company or such a designated subsidiary of the Company designated by the Board for at least five months per calendar year. Participating employees may elect to have up to 15% of their earnings (or such lesser amount specified by the Board for a particular offering period) withheld from their paychecks pursuant to the Purchase Plan. The amount withheld is then used to purchase shares of Common Stock on specified purchase dates determined by the Board. The price of Common Stock purchased under the Purchase Plan generally will be equal to 85% of the lower of the fair market value of the Common Stock at the commencement date of each offering period or the specified purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. Under the Purchase Plan, rights of any employee to purchase stock under all employee stock purchase plans may not accrue at a rate that exceeds $25,000 in fair market value per calendar year in which rights are outstanding, and no person may purchase shares to the extent such person would own 5% or more of the total combined value or voting power of all classes of stock of the Company and its affiliates (including stock subject to options).

     In the event of a merger, reorganization, consolidation or liquidation involving the Company, the Board has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Board has the authority to amend or terminate the Purchase Plan at any time; however, no such action may adversely affect any outstanding rights to purchase Common Stock under the Purchase Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnification agreements with each of its directors and executive officers.

     In addition, the Company's Certificate of Incorporation provides that the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) for the payment by the Company of unlawful dividends or the payment by the Company for unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director received an improper benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will, under the Company's Certificate of Incorporation, be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. These provisions in the Certificate of Incorporation do not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. These provisions also do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

                              CERTAIN TRANSACTIONS

     From March 1, 1993 to May 31, 1995, non-qualified stock options to purchase Common Stock of the Company were granted to certain of the directors and executive officers of the Company as follows: Jeffrey D. Witous, the Company's Chairman, President and Chief Executive Officer, 20,000 shares; Rand R. Schulman, the Company's Executive Vice President, 175,000 shares; Arthur S. Budman, the Company's Chief Financial Officer, 102,000 shares; Armando Viteri, the Company's Vice President, Corporate Development, 134,000 shares; and Robert
D. Ruhe, the Company's Executive Vice President, Worldwide Field Operations, 10,000 shares. The exercise price of such options was $0.25 per share, the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. In July 1995, each of such options was canceled in exchange for an equal number of shares of restricted Common Stock of the Company with a purchase price of $0.25 per share (the fair market value of the Common Stock on the date of purchase). The purchase price for such shares was paid with a promissory note bearing interest at 6% per annum and payable on the earlier of (i) July 2005 or
(ii) immediately upon termination of employment with the Company. Such notes are secured by the shares purchased. The purchased shares are subject to vesting over a three-year period following the date of issuance (one-third of the total shares per year), so that the Company has the right to repurchase unvested shares at cost in the event the purchaser's employment with the Company terminates.

     In September 1995, the Company completed a private placement pursuant to which the Company issued 800,000 shares of its Series B Preferred Stock at a purchase price of $5.00 per share. In connection with such financing, Rudi Vanderbeeken, formerly an executive officer of the Company, purchased 42,640 shares of Series B Preferred Stock, and John E. Witous and Joanne M. Witous, the parents of Jeffrey D. Witous, a director and executive officer of the Company, purchased 10,000 shares of Series B Preferred Stock.

     In June 1996, the Company completed a private placement pursuant to which the Company issued 566,164 shares of its Series C Preferred Stock at a purchase price of $7.00 per share. In connection with such financing, Dr. Terry Straeter, a director of the Company, purchased 14,285 shares of Series C Preferred Stock, and John E. Witous and Joanne M. Witous, the parents of Jeffrey D. Witous, a director and executive officer of the Company, purchased 7,142 shares of Series C Preferred Stock.

     In addition, the Company has entered into indemnification agreements with each of its executive officers and directors. See "Management -- Limitation of Liability and Indemnification Matters."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's outstanding Common Stock as of December 31, 1996, and as adjusted to reflect the sale of the Common Stock being offered hereby by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each of the Company's directors; (iii) each of the Named Executive Officers;
(iv) all directors and executive officers of the Company as a group; and (v) Selling Stockholders.

                                                   SHARES BENEFICIALLY                         SHARES BENEFICIALLY
                                                     OWNED PRIOR TO                                OWNED AFTER
                   DIRECTORS,                          OFFERING(1)                                 OFFERING(1)
               EXECUTIVE OFFICERS                 ---------------------        SHARES         ---------------------
              AND 5% STOCKHOLDERS                  NUMBER       PERCENT     BEING OFFERED      NUMBER       PERCENT
------------------------------------------------  ---------     -------     -------------     ---------     -------
Jeffrey D. Witous (2)...........................    997,000       10.8%         50,000          947,000        9.0%
Rand R. Schulman (3)............................    177,333        1.9          27,500          149,833        1.4
Oran M. Thomas (4)..............................  1,000,000       10.9          95,000          905,000        8.6
Armando Viteri (5)..............................    136,041        1.5          20,000          116,041        1.1
Gregory J. White (6)............................  1,000,000       10.9          50,000          950,000        9.0
Arthur S. Budman (7)............................    114,291        1.2          15,000           99,291          *
Terry A. Straeter (8)...........................     26,789          *              --           26,789          *
Gary A. Wetsel (9)..............................     12,504          *              --           12,504          *
All directors and executive officers as a
  group (12 persons) (10).......................  3,598,352       38.8         285,475        3,312,877       31.2
OTHER SELLING STOCKHOLDERS
Other Selling Stockholders, as a group (
  persons)......................................                               464,525

---------------
  *  Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, to the best of the Company's knowledge, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Options to purchase shares of Common Stock that are exercisable within 60 days of December 31, 1996 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentage of beneficial ownership is based on 9,209,852 shares of Common Stock outstanding as of December 31, 1996, and 10,559,852 shares of Common Stock outstanding after completion of this offering. Except as set forth above, the address of each person set forth above is the address of the Company appearing elsewhere in this Prospectus.

 (2) Includes 200,000 shares of Common Stock held by JMK Enterprises, L.P. in which Jeffrey D. Witous and his wife, Julie E. Witous, are general partners.

 (3) Includes 58,334 shares of Common Stock subject to repurchase by the Company and 2,333 shares of Common Stock issuable pursuant to options exercisable within 60 days of December 31, 1996.

 (4) Includes 1,000,000 shares of Common Stock held by Oran M. Thomas and his wife, Deborah L. Einhorn, as trustees of the Thomas-Einhorn Family Trust U/T/A dated 11/8/96.

 (5) Includes 47,333 shares of Common Stock subject to repurchase by the Company and 2,041 shares of Common Stock issuable pursuant to options exercisable within 60 days of December 31, 1996.

 (6) Includes 360,000 shares of Common Stock held by the Valley Oaks Family Partnership in which Gregory J. White and his wife, Teri L. White, are general partners.

 (7) Includes 43,000 shares of Common Stock subject to repurchase by the Company and 11,291 shares of Common Stock issuable pursuant to options exercisable within 60 days of December 31, 1996.

 (8) Includes 12,504 shares of Common Stock issuable pursuant to options exercisable within 60 days of December 31, 1996.

 (9) Includes 12,504 shares of Common Stock issuable pursuant to options exercisable within 60 days of December 31, 1996.

(10) Includes 59,067 shares of Common Stock issuable pursuant to options exercisable within 60 days of December 31, 1996.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

     As of December 31, 1996, there were 9,209,852 shares of the Company's Common Stock outstanding held by approximately 186 holders of record.

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. There are currently no shares of Preferred Stock outstanding, and the Company has no current plans to issue any of the Preferred Stock.

WARRANTS

     As of December 31, 1996, there was a warrant outstanding to purchase 32,277 shares of Common Stock (the "Warrant") at an exercise price of $2.13 per share. The Warrant was issued to Imperial Bank in May 1995 pursuant to the terms of the Company's line of credit facility. With respect to the shares of Common Stock issuable upon exercise of the Warrant, Imperial Bank is entitled to the same registration rights provided to certain of the Company's stockholders. See
"-- Registration Rights."

REGISTRATION RIGHTS

     The holders of 1,741,411 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of Registrable Securities. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of Registrable Securities may also require the Company, on two occasions (but no more than once during any 12-month period), to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that (i) the proposed aggregate selling price (net of any underwriters' discounts or commissions) is at least $10,000,000, and (ii) the Company shall not be obligated to effect any such registration any time prior to August 6, 1997. Subject to certain limitations, all registration expenses will be borne by the Company.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within the three preceding years, did own) 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company. The Company's Certificate of Incorporation provides that the Board of Directors is divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the composition of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of directors. The Company's Certificate of Incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. In addition, the Company's Bylaws provide that special meetings of the stockholders may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the Board of Directors. The Company's Certificate of Incorporation does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. The Company's Bylaws establish procedures, including advance notice procedures with regard to the nomination of candidates for election as directors and stockholder proposals. These and other provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of management of the Company. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Antitakeover Provisions."

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company is the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As described below, only a limited number of shares are currently available for sale, or will be available for sale shortly after this offering, due to certain contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price.

     Upon completion of this offering, the Company will have outstanding an aggregate of 10,559,852 shares of Common Stock, based on the number of shares of Common Stock outstanding as of December 31, 1996. Of these shares, all of the 2,100,000 shares of Common Stock sold in this offering, 2,875,000 shares of Common Stock which were sold in the Company's initial public offering, and 30,839 registered shares of Common Stock issued upon exercise of options will be freely tradable (unless such shares are held by an "affiliate" of the Company as such term is defined in the Securities Act) without restriction or registration under the Securities Act. The remaining 5,554,013 shares were issued and sold by the Company in private transactions ("Restricted Shares") and are eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 thereunder, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rule 144 or Rule 701: (i) 453,170 Restricted

Shares will be available for immediate sale in the public market on the date of this Prospectus; (ii) 3,736,885 Restricted Shares will be eligible for sale upon expiration of lock-up agreements (as described below) 90 days after the date of this Prospectus; and (iii) the remainder of the Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective two-year holding periods, subject in each case to the restrictions on such sales by "affiliates" of the Company as such term is defined in the Securities Act.

     The Company's executive officers, directors and certain stockholders, who own 3,736,885 Restricted Shares, have agreed, subject to certain exceptions, that they will not, without the prior written consent of PaineWebber Incorporated, offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock of the Company for a period of 90 days from the date of this Prospectus (the "Lockup Period"). PaineWebber Incorporated, in its sole discretion at any time and without notice, may release any or all shares from the lockup agreements and permit holders of the shares to resell all or any portion of their shares at any time prior to the expiration of the Lockup Period.

     In general, under Rule 144 as currently in effect, any holder of Restricted Shares, including an affiliate of the Company, as to which at least two years have elapsed since the later of the date of their acquisition from the Company or an affiliate, would be entitled within any three-month period to sell a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 105,599 shares immediately after the completion of this offering assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who owns beneficially Restricted Shares is entitled to sell such shares under Rule 144(k) without regard to the limitations described above, provided that at least three years have lapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company. The foregoing is a summary of Rule 144 and is not intended to be a complete description of it.

     The Securities and Exchange Commission has proposed revisions to Rule 144, the effect of which would be to shorten the holding periods under Rule 144 from two years to one year and to shorten the holding period under Rule 144(k) from three years to two years. If enacted, these proposed revisions would increase substantially the number of shares that would be available for sale in the public market beginning in June 1997.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to stock options granted by the Company before this offering, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are deemed to be Restricted Shares and (unless subject to the contractual restrictions described above) may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.

     In October 1996, the Company filed a registration statement under the Securities Act covering an aggregate of 2,977,654 shares of the Company's Common Stock, including 1,343,970 shares issuable pursuant to outstanding options and shares available for grant under the 1995 Plan, 883,684 shares issuable pursuant to outstanding opinions issued outside of the 1995 Plan and 250,000 shares of Common Stock reserved for issuance under the Purchase Plan. Such registration was effective upon filing. Accordingly, shares registered under such registration statement are available for sale in the public market, unless such shares are subject to vesting restrictions with the Company or the contractual restrictions described above. In addition, the sale of shares registered under such registration statement may be subject to certain volume limitations.

     In addition, after this offering, the holders of 1,741,411 shares of Common Stock will be entitled to certain rights to cause the Company to register the sale of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     The Underwriters named below, acting through PaineWebber Incorporated, Hambrecht & Quist LLC and Piper Jaffray Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement by and among the Company, the Selling Stockholders and the Representatives (the "Underwriting Agreement"), to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have agreed to sell to the Underwriters, respectively, 1,350,000 shares and 750,000 shares of the Company's Common Stock, which in the aggregate equals the number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                            NUMBER OF
                                   UNDERWRITER                               SHARES
        ------------------------------------------------------------------  ---------
        PaineWebber Incorporated..........................................
        Hambrecht & Quist LLC.............................................
        Piper Jaffray Inc.................................................
                                                                            ---------
                  Total...................................................  2,100,000
                                                                             ========

     The Underwriting Agreement provides that the obligation of the Underwriters to purchase all of the shares of Common Stock is subject to certain conditions. The Underwriters are committed to purchase, and the Company is obligated to sell, all of the shares of Common Stock offered by this Prospectus, if any of the shares of Common Stock being sold pursuant to the Underwriting Agreement are purchased.

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain securities
dealers at such price less a concession not in excess of $       per share. The
Underwriters may allow, and such dealers may reallow, a discount not in excess
of $       per share. After the initial public offering, the public offering price and the concessions and discounts may be changed by the Representatives.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 315,000 additional shares of Common Stock at the public offering price less the underwriting discount and commissions set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as is approximately the percentage of shares of Common Stock that it is obligated to purchase of the total number of the shares under the Underwriting Agreement and as shown in the table set forth above.

     In connection with this offering, certain Underwriters and selling group members (if any) or their respective affiliates may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act during the two business day period before commencement of offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company, its directors and executive officers and certain stockholders have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any shares of Common Stock owned by them prior to the expiration of 90 days from the date of this Prospectus, except (i) for shares of Common Stock offered hereby; (ii) with the prior written consent of PaineWebber Incorporated; and (iii) in the case of the Company, for the issuance of shares of Common Stock upon the exercise of options or the grant of options to purchase shares of Common Stock.

     In June 1996, Infotech Partners II, a limited partnership comprising employees of Piper Jaffray Inc., and certain employees of Piper Jaffray and their affiliates purchased from the Company an aggregate of 71,425 shares of Series C Preferred Stock for an aggregate cash purchase price of approximately $499,975. Upon the completion of the Company's initial public offering in August 1996, the Series C Preferred Stock was converted into an aggregate of 71,425 shares of Common Stock, representing less than 1% of outstanding Common Stock, assuming no exercise of the Underwriters' over-allotment option.

     In fiscal 1994, the Company and PaineWebber Incorporated entered into a software licensing and services agreement pursuant to which PaineWebber Incorporated received a license to use one of the Company's products. On December 29, 1995, the Company and PaineWebber Incorporated entered into a software licensing and services agreement to upgrade to TED. The terms of such agreements were negotiated by the parties at arms' length prior to the Company's selection of PaineWebber Incorporated as a Representative.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by its counsel, Cooley Godward LLP, San Diego, California. Pillsbury Madison & Sutro LLP, Menlo Park, California, is acting as counsel for the Underwriters in connection with certain legal matters relating to the shares of Common Stock offered hereby.

                                    EXPERTS

     The financial statements of the Company as of March 31, 1995 and 1996, and for each of the years in the three-year period ended March 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement and have been included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Midwest Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding the Company. The address for such site is http://www.sec.gov.

     A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Midwest Regional Office located at the CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission.

                              TRITEAL CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

Report of Ernst & Young LLP, Independent Auditors......................................  F-2
Consolidated Balance Sheets as of March 31, 1995 and 1996 and December 31, 1996
  (unaudited)..........................................................................  F-3
Consolidated Statements of Operations for the years ended
  March 31, 1994, 1995 and 1996 and for the nine months ended December 31, 1995 and
  1996 (unaudited).....................................................................  F-4
Consolidated Statements of Stockholders' Equity for the years ended
  March 31, 1994, 1995 and 1996 and for the nine months ended December 31, 1996
  (unaudited)..........................................................................  F-5
Consolidated Statements of Cash Flows for the years ended
  March 31, 1994, 1995 and 1996 and for the nine months ended December 31, 1995 and
  1996 (unaudited).....................................................................  F-6
Notes to Consolidated Financial Statements.............................................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
TriTeal Corporation

     We have audited the accompanying consolidated balance sheets of TriTeal Corporation as of March 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TriTeal Corporation at March 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1996 in conformity with generally accepted accounting principles.

San Diego, California
June 13, 1996

                                          ERNST & YOUNG LLP

                              TRITEAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                   MARCH 31,
                                                            -----------------------   DECEMBER 31,
                                                               1995         1996          1996
                                                            ----------   ----------   ------------
                                                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents...............................  $1,224,636   $  301,251   $  4,229,876
  Short-term investments..................................          --           --     17,708,938
  Accounts receivable, net of allowance for doubtful
     accounts of $60,000 at March 31, 1995 and $80,000 at
     March 31, 1996 and December 31, 1996.................   1,479,271    4,872,054      5,657,207
  Prepaid expenses and other current assets...............      36,077      378,485      1,141,229
                                                            ----------   -----------   -----------
          Total current assets............................   2,739,984    5,551,790     28,737,250
Property and equipment, net...............................     392,144    1,024,040      1,226,959
Other assets, net.........................................      23,333       60,140        191,872
                                                            ----------   -----------   -----------
          Total assets....................................  $3,155,461   $6,635,970   $ 30,156,081
                                                            ==========   ===========   ===========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit..........................................  $       --   $  113,542   $         --
  Accounts payable........................................     183,011      784,575        445,234
  Accrued liabilities.....................................     621,761    3,181,761      4,214,157
  Deferred revenues.......................................     373,355      922,732      1,136,980
  Current portion of long-term debt.......................      21,304      121,388             --
                                                            ----------   -----------   -----------
          Total current liabilities.......................   1,199,431    5,123,998      5,796,371
Long-term debt............................................     120,221      242,776             --
Deferred income taxes.....................................      95,500           --             --
Stockholders' equity:
  Preferred Stock, $.001 par value
     Authorized shares -- 5,000,000
     Issued and outstanding shares -- 727,247 and
       1,527,247 at March 31, 1995 and 1996, respectively
       (no shares at December 31, 1996)...................
     Preference in liquidation -- $9,512,184..............         727        1,527             --
  Common Stock, $.001 par value
     Authorized shares -- 30,000,000
     Issued and outstanding shares -- 3,492,902, 4,186,902
       and 9,209,852 at March 31, 1995 and 1996, and
       December 31, 1996, respectively....................       3,493        4,187          9,210
  Additional paid-in capital..............................   1,544,819    5,869,825     30,195,296
  Preferred stock subscriptions...........................          --      363,129             --
  Notes receivable from stockholders......................          --     (167,250)      (101,667)
  Deferred compensation...................................          --     (151,900)      (113,200)
  Retained earnings (deficit).............................     191,270   (4,650,322)    (5,629,929)
                                                            ----------   -----------   -----------
          Total stockholders' equity......................   1,740,309    1,269,196     24,359,710
                                                            ----------   -----------   -----------
          Total liabilities and stockholders' equity......  $3,155,461   $6,635,970   $ 30,156,081
                                                            ==========   ===========   ===========

                            See accompanying notes.

                              TRITEAL CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                NINE MONTHS ENDED
                                            YEARS ENDED MARCH 31,                 DECEMBER 31,
                                    -------------------------------------   -------------------------
                                       1994         1995         1996          1995          1996
                                    ----------   ----------   -----------   -----------   -----------
                                                                            (UNAUDITED)
Revenues:
  License fees....................  $  147,519   $2,575,294   $ 6,750,281   $ 3,227,808   $ 9,657,074
  Maintenance and services........     285,605    1,534,572     1,470,883     1,173,897     1,455,396
                                    ----------   ----------    ----------   -----------   -----------
          Total revenues..........     433,124    4,109,866     8,221,164     4,401,705    11,112,470
Costs of revenues:
  Cost of license fees............       2,950      785,550     1,751,442       902,720     1,886,775
  Cost of maintenance and
     services.....................     192,091      383,754       420,969       324,794       448,066
                                    ----------   ----------    ----------   -----------    ----------
          Total costs of
            revenues..............     195,041    1,169,304     2,172,411     1,227,514     2,334,841
                                    ----------   ----------    ----------   -----------    ----------
          Gross profit............     238,083    2,940,562     6,048,753     3,174,191     8,777,629
Operating expenses:
  Research and development........       7,470      484,499     2,390,627     1,753,142     1,678,703
  Selling, general and
     administrative...............      99,210    2,290,064     8,569,275     5,684,486     8,572,788
                                    ----------   ----------    ----------   -----------   -----------
          Total operating
            expenses..............     106,680    2,774,563    10,959,902     7,437,628    10,251,491
                                    ----------   ----------    ----------   -----------   -----------
Operating income (loss)...........     131,403      165,999    (4,911,149)   (4,263,437)   (1,473,862)
Interest income (expense), net....          --       (2,317)      (25,943)      (16,535)      494,255
                                    ----------   ----------    ----------   -----------   -----------
Income (loss) before provision for
  (benefit from) income taxes.....     131,403      163,682    (4,937,092)   (4,279,972)     (979,607)
Provision for (benefit from)
  income taxes....................      56,015       47,800       (95,500)      (83,000)           --
                                    ----------   ----------    ----------   -----------   -----------
Net income (loss).................  $   75,388   $  115,882   $(4,841,592)  $(4,196,972)  $  (979,607)
                                    ==========   ==========    ==========   ===========   ===========
Net income (loss) per share.......  $     0.01   $     0.02   $     (0.72)  $     (0.63)  $     (0.12)
                                    ==========   ==========    ==========   ===========   ===========
Shares used in computing net
  income (loss) per share.........   6,463,155    6,503,134     6,712,321     6,712,321     7,966,133
                                    ==========   ==========    ==========   ===========   ===========

                            See accompanying notes.

                              TRITEAL CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                     CONVERTIBLE                                                             NOTES
                                   PREFERRED STOCK        COMMON STOCK      ADDITIONAL                     RECEIVABLE
                                 -------------------   ------------------     PAID-IN    PREFERRED STOCK      FROM
                                   SHARES     AMOUNT    SHARES     AMOUNT     CAPITAL     SUBSCRIPTIONS   STOCKHOLDERS
                                 ----------   ------   ---------   ------   -----------  ---------------  ------------
Balance at March 31, 1993.......         --   $  --           --   $  --    $        --     $      --      $       --
  Issuance of common stock for
    cash........................         --      --    3,492,902   3,493          6,507            --              --
  Net income....................         --      --           --      --             --            --              --
                                  ---------   ------   ---------   ------    ----------      --------       ---------
Balance at March 31, 1994.......         --      --    3,492,902   3,493          6,507            --              --
  Issuance of Series A
    convertible preferred
    stock.......................    727,247     727           --      --      1,538,312            --              --
  Net income....................         --      --           --      --             --            --              --
                                  ---------   ------   ---------   ------    ----------      --------       ---------
Balance at March 31, 1995.......    727,247     727    3,492,902   3,493      1,544,819            --              --
  Issuance of Series B
    convertible preferred
    stock.......................    800,000     800           --      --      3,964,200            --              --
  Preferred stock
    subscriptions...............         --      --           --      --             --       363,129              --
  Issuance of common stock in
    exchange for notes
    receivable and services
    rendered....................         --      --      694,000     694        172,806            --        (167,250)
  Deferred compensation.........         --      --           --      --        188,000            --              --
  Amortization of deferred
    compensation................         --      --           --      --             --            --              --
  Net loss......................         --      --           --      --             --            --              --
                                  ---------   ------   ---------   ------    ----------      --------       ---------
Balance at March 31, 1996.......  1,527,247   1,527    4,186,902   4,187      5,869,825       363,129        (167,250)
  Issuance of Series C
    convertible preferred stock
    (unaudited).................    566,164     566           --      --      3,928,727      (363,129)             --
  Conversion of preferred stock
    into common stock upon
    initial public offering
    (unaudited)................. (2,093,411)  (2,093)  2,093,411   2,093             --            --              --
  Issuance of common stock upon
    initial public offering
    (unaudited).................         --      --    2,875,000   2,875     20,379,119            --              --
  Issuance of common stock upon
    exercise of options
    (unaudited).................         --      --       54,539      55         17,625            --              --
  Repayments of notes receivable
    from stockholders
    (unaudited).................         --      --           --      --             --            --          65,583
  Amortization of deferred
    compensation (unaudited)....         --      --           --      --             --            --              --
  Net loss (unaudited)..........         --      --           --      --             --            --              --
                                  ---------   ------   ---------   ------    ----------      --------       ---------
Balance at December 31, 1996
  (unaudited)...................         --   $  --    9,209,852   $9,210   $30,195,296     $      --      $ (101,667)
                                  =========   ======   =========   ======    ==========      ========       =========


                                                  RETAINED
                                    DEFERRED      EARNINGS
                                  COMPENSATION    (DEFICIT)       TOTAL
                                  -------------  -----------   -----------
Balance at March 31, 1993.......    $      --    $        --   $        --
  Issuance of common stock for
    cash........................           --             --        10,000
  Net income....................           --         75,388        75,388
                                    ---------    -----------   -----------
Balance at March 31, 1994.......           --         75,388        85,388
  Issuance of Series A
    convertible preferred
    stock.......................           --             --     1,539,039
  Net income....................           --        115,882       115,882
                                    ---------    -----------   -----------
Balance at March 31, 1995.......           --        191,270     1,740,309
  Issuance of Series B
    convertible preferred
    stock.......................           --             --     3,965,000
  Preferred stock
    subscriptions...............           --             --       363,129
  Issuance of common stock in
    exchange for notes
    receivable and services
    rendered....................           --             --         6,250
  Deferred compensation.........     (188,000)            --            --
  Amortization of deferred
    compensation................       36,100             --        36,100
  Net loss......................           --     (4,841,592)   (4,841,592)
                                    ---------    -----------   -----------
Balance at March 31, 1996.......     (151,900)    (4,650,322)    1,269,196
  Issuance of Series C
    convertible preferred stock
    (unaudited).................           --             --     3,566,164
  Conversion of preferred stock
    into common stock upon
    initial public offering
    (unaudited).................           --             --            --
  Issuance of common stock upon
    initial public offering
    (unaudited).................           --             --    20,381,994
  Issuance of common stock upon
    exercise of options
    (unaudited).................           --             --        17,680
  Repayments of notes receivable
    from stockholders
    (unaudited).................           --             --        65,583
  Amortization of deferred
    compensation (unaudited)....       38,700             --        38,700
  Net loss (unaudited)..........           --       (979,607)     (979,607)
                                    ---------    -----------   -----------
Balance at December 31, 1996
  (unaudited)...................    $(113,200)   $(5,629,929)  $24,359,710
                                    =========    ===========   ===========

                            See accompanying notes.

w
                              TRITEAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              NINE MONTHS ENDED
                                                          YEARS ENDED MARCH 31,                  DECEMBER 31,
                                                  -------------------------------------   --------------------------
                                                    1994         1995          1996          1995           1996
                                                  ---------   -----------   -----------   -----------   ------------
                                                                                                 (UNAUDITED)
Cash flows from operating activities:
Net income (loss)...............................  $  75,388   $   115,882   $(4,841,592)  $(4,196,972)  $   (979,607)
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities:
    Depreciation and amortization...............     14,088        60,863       332,445       223,713        427,174
    Amortization of deferred compensation.......         --            --        36,100        20,400         38,700
    Issuance of common stock for services.......         --            --         6,250         6,250             --
    Deferred income taxes.......................     50,552        44,947       (95,500)           --             --
    Changes in operating assets and liabilities:
      Accounts receivable.......................   (146,807)   (1,332,464)   (3,392,783)     (795,833)      (785,153)
      Prepaid expenses and other current
         assets.................................         --       (36,077)     (342,408)     (356,049)      (762,744)
      Accounts payable..........................         --       163,011       601,564        95,476       (339,341)
      Accrued liabilities.......................     35,025       606,737     2,560,000     1,252,605      1,032,396
      Deferred revenue..........................     19,400       353,955       549,377        80,735        214,248
                                                  ----------  ------------  ------------   ----------    -----------
Net cash provided by (used in) operating
  activities....................................     47,646       (23,146)   (4,586,547)   (3,669,675)    (1,154,327)
Cash flows from investing activities:
  Short-term investments........................         --            --            --            --    (17,708,938)
  Purchase of property and equipment............    (70,440)     (396,655)     (964,341)     (817,528)      (630,093)
  Other assets..................................    (12,981)      (10,352)      (36,807)      (33,727)      (131,732)
                                                  ----------  ------------  ------------   ----------   ------------
Net cash used in investing activities...........    (83,421)     (407,007)   (1,001,148)     (851,255)   (18,470,763)
Cash flows from financing activities:
  Net proceeds from (repayments of) line of
    credit......................................         --            --       113,542       113,542       (113,542)
  Proceeds from long-term debt..................     60,343       125,123       364,164       251,271             --
  Repayments of long-term debt..................    (12,211)      (31,730)     (141,525)      (19,355)      (364,164)
  Proceeds from repayments of notes receivable
    from stockholders...........................         --            --            --            --         65,583
  Proceeds from issuance of common stock,
    net.........................................     10,000            --            --            --     20,399,674
  Proceeds from stock subscriptions, net........         --            --       363,129            --             --
  Proceeds from issuance of preferred stock,
    net.........................................         --     1,539,039     3,965,000     3,965,000      3,566,164
                                                  ----------  ------------  ------------   ----------    -----------
Net cash provided by financing activities.......     58,132     1,632,432     4,664,310     4,310,458     23,553,715
                                                  ----------  ------------  ------------   ----------    -----------
Increase (decrease) in cash and cash
  equivalents...................................     22,357     1,202,279      (923,385)     (210,472)     3,928,625
Cash and cash equivalents at beginning of
  period........................................         --        22,357     1,224,636     1,224,636        301,251
                                                  ----------  ------------  ------------  -----------   ------------
Cash and cash equivalents at end of period......  $  22,357   $ 1,224,636   $   301,251   $ 1,014,164   $  4,229,876
                                                  ==========  ============  ============  ===========   ============
Supplemental disclosure of cash flow
  information:
Cash paid during the period for:
  Interest......................................  $   3,358   $     7,904   $    42,243   $    29,493   $     28,155
                                                  ==========  ============  ============  ===========   ============
  Income taxes..................................  $     800   $     7,407   $        --   $        --   $         --
                                                  ==========  ============  ============  ===========   ============
Supplemental disclosure of noncash financing
  activities:
  Issuance of common stock in exchange for notes
    receivable..................................  $      --   $        --   $   167,250   $   167,250   $         --
                                                  ==========  ============  ============  ===========   ============

                            See accompanying notes.

                              TRITEAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE NINE MONTHS ENDED
                    DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     TriTeal Corporation (the "Company"), develops, markets and supports open systems-based, mission-critical desktop system software and integrated applications that enable multi-platform deployment of client/ server applications throughout an enterprise. The Company recently introduced its Java-based SoftNC technology, a thin-client, platform-independent solution designed to allow simultaneous access to Java and legacy applications.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary in The Netherlands. To date, substantially all of the Company's international operations have been denominated in U.S. dollars. Foreign currency transaction gains and losses were insignificant for the years ended March 31, 1995 and 1996 and for the nine months ended December 31, 1995 and 1996. All intercompany accounts and transactions have been eliminated in consolidation.

  Interim Financial Information

     The financial statements at December 31, 1996 and for the nine months ended December 31, 1995 and 1996 are unaudited, but include all adjustments (consisting of normal recurring adjustments) which management considers necessary for a fair statement of the financial position at such dates and the operating results and cash flows for such periods. Results for interim periods are not necessarily indicative of results for the entire year or any future periods.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (principally 3 to 5 years). Leasehold improvements are amortized over the lesser of the estimated economic life of the asset or the remaining term of the lease.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less when purchased. Short-term investments are recorded at amortized cost plus accrued interest which approximates market value. The Company generally invests its excess cash in commercial paper, corporate debt instruments and U.S. government securities. The Company has established guidelines relative to diversification and maturities that are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any losses on its cash equivalents or short-term investments.

     The Company applies Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" to value its investments. Under the statement, the Company classifies its short-term investments as "Available-for-Sale" and records such assets at estimated fair value in the balance sheet. As of March 31, 1995 and 1996 and as of December 31, 1996, the cost of cash equivalents and short-term investments was equal to estimated fair value.

                              TRITEAL CORPORATION

       (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE NINE MONTHS ENDED
                    DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

  Concentration of Credit Risk

     Credit is extended based on an evaluation of the customer's financial condition and collateral is generally not required. Credit losses have been minimal and such losses have been within management's expectations.

  Revenue Recognition

     Revenue from sales of software licenses is recognized upon product shipment provided that no significant vendor obligations remain and collection of the resulting receivable is deemed probable. Maintenance revenue is recognized ratably over the term of the maintenance agreement, which in most cases is one year. Revenue from other contract services is recognized under the percentage-of-completion method.

  Capitalized Software

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, the Company's software development has been completed concurrent with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

  Income Taxes

     The Company accounts for income taxes following the provisions of SFAS 109, "Accounting for Income Taxes." SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

  Computation of Net Income (Loss) Per Share

     Net income (loss) per share is computed using the weighted average number of common shares and common stock equivalents outstanding. Common equivalent shares from stock options and warrants are excluded from the computation when their effect is antidilutive except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common shares and common equivalent shares issued during the twelve months prior to the initial filing of the Registration Statement with the Securities and Exchange Commission have been included in the calculation as outstanding for all periods prior to the Company's initial public offering (using the treasury stock method). The calculation also gives effect to the conversion of all convertible preferred shares (using the if-converted method), which automatically converted into common shares upon completion of the Company's initial public offering.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosures made in the accompanying notes to the consolidated financial statements. Actual results could differ from those estimates.

                              TRITEAL CORPORATION

       (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE NINE MONTHS ENDED
                    DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

  Stock Options

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company's 1997 financial statements. SFAS No. 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or under the provisions of APB 25, but requires pro-forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB 25. As such, the provisions will not impact the financial position or the results of operations of the Company.

2. BALANCE SHEET COMPONENTS

  Property and equipment

     Property and equipment consists of the following:

                                                          MARCH 31,
                                                   -----------------------    DECEMBER
                                                     1995         1996        31, 1996
                                                   ---------   -----------   -----------
        Computer equipment.......................  $ 325,043   $   988,356   $ 1,474,771
        Furniture and fixtures...................    103,468       384,416       480,488
        Leasehold improvements...................     38,583        58,663       106,269
                                                   ---------   -----------    ----------
                                                     467,094     1,431,435     2,061,528
        Less accumulated depreciation and
          amortization...........................    (74,950)     (407,395)     (834,569)
                                                   ---------   -----------    ----------
                                                   $ 392,144   $ 1,024,040   $ 1,226,959
                                                   =========   ===========    ==========

  Accrued Liabilities

     Accrued liabilities consist of the following:

                                                          MARCH 31,
                                                   -----------------------    DECEMBER
                                                     1995         1996        31, 1996
                                                   ---------   -----------   -----------
        Royalties payable........................  $ 334,615   $ 2,030,346   $ 2,314,913
        Accrued compensation and related
          benefits...............................    207,471       877,222     1,297,891
        Other accrued liabilities................     79,675       274,193       601,352
                                                   ---------   -----------    ----------
                                                   $ 621,761   $ 3,181,761   $ 4,214,156
                                                   =========   ===========    ==========

3. LINE OF CREDIT FACILITY

     Effective March 31, 1995, the Company entered into a revolving bank credit facility (the "Facility"). Borrowings are secured by substantially all Company assets and are limited to the lesser of $1,100,000 or 80% of eligible accounts receivable. Interest is payable monthly at prime plus 1.5% (9.75% at March 31, 1996). At March 31, 1996, $113,542 was outstanding under the Facility.

                              TRITEAL CORPORATION

       (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE NINE MONTHS ENDED
                    DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

4. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                            MARCH 31,
                                                       -------------------   DECEMBER 31,
                                                         1995       1996         1996
                                                       --------   --------   ------------
        Note payable to bank, secured by                                        $   --
          substantially all Company assets...........  $     --   $364,164
        Notes payable to bank, secured by                                           --
          substantially all Company assets and
          personally guaranteed by an Officer of the
          Company....................................   112,883         --
        Notes payable to stockholders................    28,642         --          --
                                                       --------
                                                        141,525    364,164          --
        Less current portion.........................    21,304    121,388          --
                                                       --------
        Long term debt...............................  $120,221   $242,776      $   --
                                                       ========

     During April 1995, the Company refinanced the notes payable to bank aggregating $112,883 at March 31, 1995 with borrowings from the Facility (Note
3).

     At March 31, 1996, the Company had borrowed $364,164 for equipment purchases under the Facility. During April 1996, these borrowings were refinanced and converted to a three-year term loan with equal monthly principal payments plus interest at prime plus 2% (10.25% at March 31, 1996) on the unpaid balance.

     Maturities of long-term debt, including the refinancing in April 1996, are as follows:

                              YEARS ENDING MARCH 31,                 AMOUNT
                --------------------------------------------------  --------
                1997..............................................  $121,388
                1998..............................................   121,388
                1999..............................................   121,388
                                                                    --------
                                                                    $364,164
                                                                    ========

5. LEASE COMMITMENTS

     The Company leases its offices under operating lease agreements which expire at various dates through October 1999. Future annual minimum lease payments under noncancellable operating leases having initial terms in excess of one year at March 31, 1996 are as follows:

                              YEARS ENDING MARCH 31,                 AMOUNT
                --------------------------------------------------  --------
                1997..............................................  $361,343
                1998..............................................   277,292
                1999..............................................   150,051
                2000..............................................    18,581
                                                                    --------
                                                                    $807,267
                                                                    ========

     Rent expense for the years ended March 31, 1994, 1995 and 1996 was $17,171, $65,000, and $413,185, respectively. Rent expense for the nine months ended December 31, 1995 and 1996 was $275,877 and $402,544, respectively.

                              TRITEAL CORPORATION

       (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE NINE MONTHS ENDED
                    DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

6. BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

     The Company conducts its business within one industry segment. Total export sales for the years ended March 31, 1995 and 1996 and for the nine months ended December 31, 1995 and 1996 were $49,110, $1,256,790, $574,715 and $357,997, respectively. There were no export sales in 1994.

     Sales to individual customers exceeding 10% or more of revenues in each year ended March 31 were as follows: During 1994, two customers accounted for 45% and 24% of revenues, respectively; during 1995, three customers accounted for 29%, 12% and 11% of revenues, respectively; and during 1996, two customers accounted for 18% and 12% of revenues, respectively. During the nine months ended December 31, 1995, one customer accounted for 15% of revenues. During the nine months ended December 31, 1996, two customers accounted for 50% and 24% of revenues, respectively.

7. STOCKHOLDERS' EQUITY

  Convertible Preferred Stock

     The holders of Series A, Series B and Series C Convertible Preferred Stock are entitled to receive dividends, when, as and if declared by the Board of Directors, at the rate of $0.10, $0.23 and $0.32, respectively, per share per annum prior to the payment of any dividend on the outstanding Common Stock.

     In the event of liquidation, holders of each outstanding share of Series A, Series B and Series C Convertible Preferred Stock have a liquidation preference of $2.13, $5.00 and $7.00 per share, respectively, plus all accrued but unpaid dividends.

     The Preferred Stock is convertible into Common Stock at the option of the holders, at an initial conversion price of $2.13, $5.00 and $7.00 per share for the Series A, Series B and Series C, respectively, subject to adjustments under certain circumstances. Conversion is mandatory concurrent with a firm underwritten initial public offering equal to or greater than $10,000,000 with a price per share of not less than $8.00. Preferred stockholders have voting rights equal to the number of common shares they would have upon conversion.

  Common Stock

     From March 1, 1993 to May 31, 1995, the Company granted an aggregate of 669,000 non-qualified stock options to certain executive officers and key employees of the Company. The exercise price of such options was $0.25 per share, the fair value of the common stock on the date of grant as determined by the Board of Directors. Such options vest over a three year period in accordance with the original vesting schedule of the options. In July 1995, the Company cancelled such options and issued 669,000 shares of common stock to certain officers and key employees under restricted stock purchase agreements (the "Agreements"). Pursuant to the Agreements, the Company has the option to repurchase, at the original option issue price of $0.25 per share, the unvested shares in the event of termination of employment. At March 31, 1996 and December 31, 1996, 307,667 and 182,334 shares were subject to repurchase by the Company, respectively.

  Stock Option Plans

     During 1995, the Company adopted the 1995 Stock Option Plan (the "Plan"), under which 1,350,000 shares of the Company's Common Stock were reserved for issuance upon exercise of options granted by the Company. The Plan provides for the grant of both incentive and nonstatutory stock options to officers, directors, employees and consultants of the Company. Options granted by the Company generally vest over a three to four year period and are exercisable for a period of ten years from the date of grant. Options are granted at the fair market value of the shares at the date of grant as determined by the Board of Directors.

                              TRITEAL CORPORATION

       (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE NINE MONTHS ENDED
                    DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

     The Company recorded $188,000 of deferred compensation for options granted during the year ended March 31, 1996, representing the difference between the option exercise price and the deemed fair market value for financial statement presentation purposes. The Company is amortizing such compensation ratably over the vesting period of the options. During the year ended March 31, 1996 and for the nine months ended December 31, 1996, the Company charged to operations $36,100 and $38,700, respectively for amortization of such deferred compensation.

     A summary of stock option transactions including 899,350 non-qualified stock options granted outside of the Plan is as follows:

                                                                                      WEIGHTED
                                                                       OPTION          AVERAGE
                                                                       PRICE            PRICE
                                                      SHARES         PER SHARE        PER SHARE
                                                     ---------     --------------     ---------
      Granted......................................    555,000     $ 0.001 - 0.25       $  0.03
    Outstanding at March 31, 1994..................    555,000     $ 0.001 - 0.25       $  0.03
      Granted......................................    787,900     $         0.25       $  0.25
    Outstanding at March 31, 1995..................  1,342,900     $ 0.001 - 0.25       $  0.16
      Granted......................................    731,550     $ 0.25  - 5.00       $  0.82
      Canceled.....................................   (706,750)    $ 0.001 - 0.50       $  0.19
    Outstanding at March 31, 1996..................  1,367,700     $ 0.001 - 5.00       $  0.72
      Granted (unaudited)..........................    349,102     $ 6.00 - 20.50       $ 13.19
      Exercised (unaudited)........................    (54,539)    $  .25  - 2.50       $  1.70
      Canceled (unaudited).........................    (20,151)    $  .25  - 2.50       $  2.35
    Outstanding at December 31, 1996 (unaudited)...  1,642,112     $ .001 - 20.50       $  3.36

     At March 31, 1996 and December 31, 1996, options to purchase 461,385 and 679,225 common shares, respectively, were exercisable and options to purchase 881,650 and 608,100 common shares, respectively, were available for future grant, subject to stockholder approval.

  Warrant

     In connection with the Line of Credit Facility (Notes 3 and 4), the Company issued a warrant for the purchase of 32,277 shares of common stock at $2.13 per share. The warrant is exercisable immediately and expires in 2000.

  Common Stock Reserved

     At March 31, 1996 and December 31, 1996, a total of 3,808,874 and 2,477,088 shares, respectively, of the Company's Common Stock have been reserved for the conversion of Convertible Preferred Stock, the exercise of options and warrants outstanding and the issuance of stock under the 1996 Employee Stock Purchase Plan.

                              TRITEAL CORPORATION

       (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE NINE MONTHS ENDED
                    DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

8. INCOME TAXES

     The provision for (benefit from) income taxes consists of the following:

                                                                YEARS ENDED MARCH 31,
                                                           --------------------------------
                                                            1994        1995         1996
                                                           -------     -------     --------
    CURRENT
      Federal............................................  $ 5,215     $    --     $     --
      State..............................................      800         800           --
                                                           -------     -------     ----------
      Total current......................................    6,015         800           --
    DEFERRED
      Federal............................................   39,000      46,900      (85,900)
      State..............................................   11,000         100       (9,600)
                                                           -------     -------     ----------
      Total deferred.....................................   51,000      47,000      (95,500)
                                                           -------     -------     ----------
    Total provision for (benefit from) income taxes......  $56,015     $47,800     $(95,500)
                                                           =======     =======     ==========

     The reconciliation of the Company's income tax provision (benefit) computed at the Federal statutory rate in effect for each of the three years presented below to the recorded provision for (benefit from) income taxes is as follows:

                                                               YEARS ENDED MARCH 31,
                                                        ------------------------------------
                                                         1994         1995          1996
                                                        -------     --------     -----------
    Provision (benefit) at Federal statutory rate.....  $44,677     $ 57,289     $(1,694,557)
    State income tax provision, net of federal
      benefit.........................................    8,448          585              --
    Net operating loss not benefited..................       --           --       1,599,057
    Permanent differences and other...................    2,890      (10,074)             --
                                                        -------      -------     ------------
    Provision (benefit) at effective rate.............  $56,015     $ 47,800     $   (95,500)
                                                        =======      =======     ============

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of the Company's net deferred tax liabilities are as follows:

                                                                          MARCH 31,
                                                                   -----------------------
                                                                     1995          1996
                                                                   ---------     ---------
    Deferred tax liabilities:
      Accrual to cash adjustments................................  $(140,000)    $(276,000)
      Depreciation...............................................     (6,200)       (6,000)
                                                                   ---------     ---------
         Total deferred tax liabilities..........................   (146,200)     (282,000)
    Deferred tax assets:
      Capitalized research expense...............................         --        76,400
      Net operating loss carryforwards...........................     16,800     1,853,000
      Research tax credit carryforwards..........................     33,900        43,900
      Depreciation...............................................         --        38,600
                                                                   ---------     ---------
         Total deferred tax assets...............................     50,700     1,896,000
      Valuation allowance........................................         --     1,614,000
                                                                   ---------     ---------
         Net deferred tax assets.................................     50,700       282,000
                                                                   ---------     ---------
    Net deferred tax liabilities.................................  $ (95,500)    $      --
                                                                   =========     =========

                              TRITEAL CORPORATION

       (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE NINE MONTHS ENDED
                    DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

     As of March 31, 1996, the Company has approximately $4,900,000 and $1,800,000 of federal and state net operating loss carryforwards, respectively. The difference between the Federal and state tax loss carryforwards is primarily attributable to the capitalization of research expenses for California purposes and the 50% limitation on the California tax loss carryforwards. These Federal and state carryforwards will begin expiring in 2010 and 2000, respectively, unless previously utilized. The Company also has Federal and state research tax credit carryforwards of approximately $24,000 and $30,000, respectively, which will begin expiring in 2008, unless previously utilized.

     Federal and California tax laws limit the utilization of net operating loss and tax credit carryforwards that arise prior to certain cumulative changes in a corporation's ownership resulting in a change of control of the Company. However, the Company believes that such limitations will not have a material impact on the utilization of the carryforwards.

9. RECENT EVENTS (UNAUDITED)

  Reincorporation

     In August 1996, the Company reincorporated in the state of Delaware, providing for 30,000,000 authorized shares of Common Stock with a $.001 par value per share and for 5,000,000 authorized shares of Preferred Stock with a $.001 par value per share. Pursuant to the reincorporation, each share of Common Stock and each share of Preferred Stock of the Delaware corporation was exchanged for one share of Common Stock and one share of Preferred Stock, respectively, of the predecessor California corporation. The accompanying financial statements have been retroactively restated to give effect to the reincorporation.

  1996 Employee Stock Purchase Plan

     On June 11, 1996, the Company adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 250,000 shares for issuance thereunder. The Purchase Plan became effective upon the completion of the Company's initial public offering in August 1996. The Purchase Plan permits eligible employees to purchase common stock, through payroll deductions of up to 15% of the employee's compensation, at a price equal to 85% of the fair market value of the common stock at either the beginning or the end of the offering period, whichever is lower.

  Initial Public Offering

     On August 6, 1996, the Company completed its initial public offering of 2,500,000 shares of its Common Stock. Net proceeds to the Company aggregated approximately $17.6 million. As of the closing date of the offering, all of the Preferred Stock outstanding was converted, on a one-for-one basis, into an aggregate of 2,093,411 shares of Common Stock. A portion of the proceeds was used to repay the Company's long-term debt (Note 4). On August 29, 1996, the underwriters of the offering exercised their over-allotment option to purchase an additional 375,000 shares of Common Stock. Net proceeds to the Company aggregated approximately $2.8 million.

  Line of Credit Facility

     On August 4, 1996, the $1.1 million Facility expired (Note 3). On November 18, 1996, the Company entered into a $3 million bank credit facility which expires on October 30, 1997 . Borrowings are secured by substantially all of the Company's assets and bear interest at the bank's prime rate (8.25% at December 31, 1996). As of December 31, 1996, there were no outstanding borrowings under the facility.

                              TRITEAL CORPORATION

       (INFORMATION AS OF DECEMBER 31, 1996 AND FOR THE NINE MONTHS ENDED
                    DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

  Registration Statement

     On January 27, 1997, the Board of Directors approved a filing of a registration statement with the Securities Exchange Commission to sell 2,100,000 shares of the Company's Common Stock to the public, of which 1,350,000 shares will be offered by the Company and 750,000 shares will be offered by certain stockholders of the Company.

                     Graphic depicting the TED front panel,
             including the following textual descriptions of icons:

     The file manager provides a hierarchical display of all files for which the user has permission to access.

     Icons representing applications or data files can be easily added or deleted form the front panel through the install icon.

     Microsoft Windows applications, residing on an NT server, are immediately accessible from the front panel.

     Slide-up menus can be used to organize applications or other tools that are frequently accessed.

     A help sub-menu provides access to context-sensitive help information.

     Network resources such as printers are easily accessed through the front panel.

     Standard integrated applications such as e-mail, TEDFAX and TEDVISION are accessible directly from the front panel.

     Any number of multiple workspaces can be easily added, then accessed by clicking on a workspace button.

     TED's style manager allows the user to specify desktop preferences such as color and background design.

------------------------------------------------------------
------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         -----
Prospectus Summary.....................      3
Risk Factors...........................      5
Use of Proceeds........................     15
Price Range of Common Stock............     15
Dividend Policy........................     15
Capitalization.........................     16
Dilution...............................     17
Selected Financial Data................     18
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations...........................     19
Business...............................     26
Management.............................     40
Certain Transactions...................     48
Principal and Selling Stockholders.....     49
Description of Capital Stock...........     50
Shares Eligible for Future Sale........     51
Underwriting...........................     53
Legal Matters..........................     54
Experts................................     54
Additional Information.................     54
Index to Financial Statements..........    F-1

----------------------------------------------
----------------------------------------------

------------------------------------------------------------
------------------------------------------------------------

                                2,100,000 SHARES

                                 [TRITEAL LOGO]

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------
                            PAINEWEBBER INCORPORATED

                               HAMBRECHT & QUIST

                               PIPER JAFFRAY INC.

                            ------------------------
                                           , 1997

------------------------------------------------------------
------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee and the NASD filing fee.

    Registration fee..........................................................  $ 13,356
    NASD filing fee...........................................................  $  4,908
    Nasdaq National Market fee................................................  $ 17,500
    Blue sky qualification fees and expenses..................................  $  5,000
    Printing and engraving expenses...........................................  $100,000
    Legal fees and expenses...................................................  $125,000
    Accounting fees and expenses..............................................  $ 65,000
    Transfer agent, custodian and registrar fees..............................  $ 10,000
    Miscellaneous.............................................................  $ 59,236
                                                                                --------
              Total...........................................................  $400,000
                                                                                ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Act"). The Registrant's Bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Act or the Securities Exchange Act of 1934.

     The Registrant's Bylaws provide for the indemnification of directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law; provided that the registrant shall not be required to indemnify any director or executive officer in connection with any proceeding initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Registrant's Board of Directors,
(iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under Delaware General Corporation Law or (iv) such indemnification is required to be made pursuant to the Registrant's Bylaws. The Registrant's Bylaws also provide the Registrant the power to indemnify its other officers, employees and agents as set forth in the Delaware General Corporation Law.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Act, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since January 27, 1994 the Registrant has sold and issued (without payment of any selling commission to any person) the following unregistered securities:

     1. During the period, the Registrant granted incentive to employees, officers and, directors of the Company under its 1995 Stock Option Plan (the "1995 Plan") covering an aggregate of 531,100 shares of the

Company's Common Stock. Certain of these option vest over a period of time following their respective dates of grant.

     2. During the period, the Registrant grant non-statutory stock options to employees, officers, directors and consultants of the Company outside of the 1995 Plan covering an aggregate of 899,350 shares of the Company's Common Stock. Certain of these options vest over a period of time following their respective dates of grant.

     3. In January 1995, pursuant to the terms of an equity financing of the Company, the Registrant issued 727,247 shares of the Company's Series A Preferred Stock for $3,963,148 in cash to the following investors: Gerald Chalfin, Robert L. Davis, Arthur J. Franke, Robert J. Gagnard, Marc Greenbaum, David L. and Barbara J. Heimann as Co-Trustees for the David L. Heimann Family Trust Dated October 12, 1988, Bruce H. Heimann as Trustee for the B. Heimann Family Trust Dated December 18, 1990, David H. Koch, David Korkosz, Lloyd Software Ltd., Dale Markowitz, Thrasher, Dinsmore & Dolan Employee Pension Trust for Dale Markowitz, Van Duyn Ridgeway, Robert Rinaldi and Robert Stein. Joel Dean has voting and investment power with respect to shares held by Lloyd Software Ltd.

     4. In May 1995, in connection with a line of credit, the Registrant granted a warrant to purchase 32,277 shares of the Company's Common Stock to Imperial Bank at an exercise price of $2.13.

     5. In July 1995, the Registrant issued 669,000 shares of the Company Common Stock to certain executive officers for promissory notes in the amount of $167,250 bearing interest at 6%. The purchased shares are subject to vesting over a three-year period following the date of issuance.

     6. In September 1995, pursuant to the terms of an equity financing of the Company, the Registrant issued 800,000 shares of the Company's Series B Preferred Stock for $4,000,000 in cash to the following investors: Arther and Sophie Brody as Co-Trustees for the Arthur and Sophie Brody Revocable Trust Dated April 13, 1989, Gerald Brown, Cleve E. Carlson as Trustee for the Carlson Survivor's Trust, Dean Witter Custodian of IRA FBO Gerald Chalfin, Cooperative Holding Corporation, Jacy M. Davis, Kenneth L. and Susan Davis, Robert L. Davis, Thrasher, Dinsmore & Dolan Employee Pension Trust for Lawrence J. Dolan, EXELL b.v.b.a., Falcon Asset Ltd., PaineWebber as IRA Custodian FBO Robert Gagnard, Marc Greenbaum, Hambrecht & Quist L.P., David L. and Barbara J. Heimann as Co-Trustees for the David L. Heimann Family Trust Dated October 12, 1988, Bruce
H. Heimann as Trustee for the B. Heimann Family Trust Dated December 18, 1990, Charles S. Hilliard, James M. Marceaux, PaineWebber as IRA Custodian FBO James
M. Marceaux, Joseph E. and Gwendolyn L. Marino, Thrasher, Dinsmore & Dolan Employee Pension Trust FBO Dale Markowitz, The Melvin Garb Foundation, William
C. and Jolene Mertz, Cristina Morgan, Laura Norfolk, Pacific Advantage Limited, Van Duyn Ridgeway as Trustee for The Thayer Ridgeway, II and Marianne Ridgeway Ayers Trust Dated August 13, 1992, Harvey E. and Ina L. Sarvor, Smith Barney as IRA Custodian FBO John Solaro, Lawrence Thomas, Vanderbeeken-Gilis, John E. and Joanne M. Witous and Wright & Roy Investments LLC. Theodore R. Cohn, President of Cooperative Holding Corporation, has voting and investment power with respect to shares held by Cooperative Holding Corporation. Rudi Vanderbeeken, the sole stockholder of EXELL b.v.b.a., has voting and investment power with respect to shares held by EXELL b.v.b.a. Falcon Fund is the general partner of Falcon Asset Ltd. Stephen J. Cohen, the general partner of Falcon Fund, has voting and investment power with respect to shares held by Falcon Asset Ltd. Hambrecht & Quist Group, Inc. is the general partner of Hambrecht & Quist L.P. William Hambrecht, Chairman of the Board of Directors of Hambrecht & Quist Group, Inc. has voting and investment power with respect to shares held by Hambrecht & Quist L.P. The following officers and directors of The Melvin Garb Foundation have voting and investment power with respect to shares held by The Melvin Garb
Foundation: Stephen J. Cohen (President/Director), Michael Berlin (Secretary/Director), Mariel Anderson (Treasurer/ Director), and Nan Mannes (Director). Wayne Merrick and Halilana Tsang Kwai Fong, the sole stockholders of Pacific Advantage Limited, have voting and investment power with respect to shares held by Pacific Advantage Limited. Rudi Vanderbeeken and Viviane Gilis have voting and investment power with respect to shares held by Vanderbeeken-Gilis. Bob F. Wright and James P. Roy, managing directors of Wright & Roy Investments, LLC, have voting and investment power with respect to shares held by Wright & Roy Investments, LLC.

     7. In June 1996, pursuant to the terms of an equity financing of the Company, the Registrant issued 566,164 shares of the Company's Series C Preferred Stock for $3,963,148 in cash to the following investors: Adler Associates, Peter Bell, Arthur and Sophie Brody as Trustees for the Arthur and Sophie Brody Revocable Trust Dated April 13, 1989, Gerald Brown, Gerald Chalfin, Jacy M. Davis, Robert L. Davis, Thrasher, Dinsmore & Dolan Employee Pension Trust FBO Lawrence J. Dolan, Manual Dupkin II, Eclipse Micro Computers, Inc., Falcon Asset Ltd., FFA General Partnership, Arthur J. Franke, Marc Greenbaum, A.W. Greif T/U/D FBO David L. Greif, David L. and Barbara J. Heimann as Co-Trustees of the David L. Heimann Family Trust Dated October 12, 1988 Family Trust, Bruce H. Heimann as Trustee of the B. Heimann Family Trust Dated December 18, 1990, Infotech Partners II, James Jimmerson, James Knittle, Jr., James P. Lampert, Curtis Lowell, Sr. as Trustee for the Lowell Family Trust 1982, Curtis Lowell, Sr. as Trustee for the Curtis Lowell, Sr. Settlor Trust Dated June 12, 1990, Curtis Lowell, Jr. as Trustee of the Curtis Lowell, Jr. Settlor Trust Dated June 12, 1990, Roger Marino, Thrasher, Dinsmore & Dolan Employee Pension Trust FBO Dale Markowitz, John McCarthy, Richard S. Mertz, William C. and Jolene Mertz, J.J. Miller II as Trustee of the Joshua W. Miller Trust, Jonathan G. Morgan, Noble Ouye, Raju Pathek, Robert Rinaldi, David Rothschild, The Rothschild Charitable Foundation, Inc., Stanford D. Rothschild, Jr. as Trustee of the Rothschild Residuary Trust Dated July 2, 1964, Stanford D. Rothschild, Jr. as Trustee of the S. Z. Rothschild, Jr. Revocable Trust Dated July 2, 1964,
S. Kanns Sons Co., Jack Silver, Slade, Inc., Douglas J. Snyder, William E. Snyder, Ada Snyder as Trustee for the Ada Snyder Trust Dated March 24, 1977, Robert Stein, Terry A. Straeter, John E. and Joanne M. Witous. Jim Adler and Esthy Adler have voting and investment power with respect to shares held by Adler Associates. Benjamin Casado, President and sole director of Eclipse Micro Computers, Inc., has voting and investment power with respect to shares held by such corporation. The following general partners of FFA General Partnership have voting and investment power with respect to shares held by such partnership:
Shari Futas, Dennis Apodaca and John M. Frank. William Patterson, the general partner of Infotech Partners II, has voting and investment power with respect to shares held by Infotech Partners II. The following officers and directors of The Rothschild Charitable Foundation, Inc. have voting and investment power with respect to shares held by the Foundation: Stanford D. Rothschild, Jr. (President/Director), Frederick Steinmann (Director), and Manual Dupkin II (Director). B. Bernei Burgunder has voting and investment power with respect to shares held by S. Kanns Sons Co. The following officers and directors of Slade, Inc. have voting and investment power with respect to shares held by Slade,
Inc.: Josephina Miller (President/Director), Edward Malle (Director), and J. Jefferson Miller II (Director).

     The sales and issuances of securities in the transactions described in paragraph (1)(2) and (5) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

     With respect to the grant of stock options described in paragraph (1) above exemption from registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

     The sales and issuances of securities in the transactions described in paragraphs (3)(4)(6) and (7) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated thereunder.

     The recipients represented their intention to acquire the securities for investment purposes only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS.

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
    NUMBER                          DESCRIPTION OF DOCUMENT                              PAGE
    ------   ----------------------------------------------------------------------  ------------
      1.1*   Form of Underwriting Agreement.
      2.1    Form of Agreement and Plan of Merger used in connection with the
             Registrant's Reincorporation in Delaware.(1)
      3.1    Registrant's Certificate of Incorporation.(2)
      3.2    Registrant's Bylaws.
      4.1    Reference is made to Exhibits 3.1 and 3.2.
      4.2    Specimen stock certificate.(1)
      5.1*   Opinion of Cooley Godward LLP.
     10.1    Form of Indemnity Agreement entered into between the Registrant and its directors and executive officers.(1)
     10.2    1995 Stock Option Plan.(1)
     10.3    Form of Incentive Stock Option Agreement under the 1995 Stock Option
             Plan.(1)
     10.4    Form of Nonstatutory Stock Option Agreement under the 1995 Stock
             Option Plan.(1)
     10.5    Form of Nonstatutory Stock Option Agreement outside the 1995 Option
             Plan.(1)
     10.6    Form of Non-Qualified Stock Option Agreement outside the 1995 Stock
             Option Plan.(1)
     10.7    1996 Employee Stock Purchase Plan.(1)
     10.8    Form of Employee Stock Purchase Plan Offering.(1)
     10.9    Form of Restricted Stock Purchase Agreement.(1)
     10.10   Series A Preferred Stock Purchase Agreement, dated January 10, 1995, between the Registrant and certain investors.(1)
     10.11   Series B Preferred Stock Purchase Agreement, dated September 30, 1995, between the Registrant and certain investors.(1)
     10.12   Series C Preferred Stock Purchase Agreement, dated June 7, 1996, between the Registrant and certain investors.(1)
     10.13   Investors' Rights Agreement, dated June 7, 1996, between the
             Registrant and certain investors.(1)
     10.14   Imperial Bank Credit Terms and Conditions, dated April 4, 1995 as amended.(1)
     10.15   Warrant to Purchase Common Stock, dated May 15, 1995, between the
             Registrant and Imperial Bank.(1)
     10.16   Full Service Office Lease, dated January 19, 1995, between the
             Registrant and PT Carlsbad Associates.(1)
     10.17   Full Service Office Lease, dated August 19, 1994, between the
             Registrant and PT Carlsbad Associates.(1)
     10.18   CDE and TED Core Software License Agreement, dated May 20, 1996, between the Registrant and The Santa Cruz Operation, Inc.(1)

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
    NUMBER                          DESCRIPTION OF DOCUMENT                              PAGE
    ------   ----------------------------------------------------------------------  ------------
     10.19   Common Desktop Environment Software License Agreement, dated April 19,
             1996, between the Registrant and Hewlett-Packard Company, as amended.(1)
     10.20   OEM Source License Agreement, dated January 24, 1996, between the
             Registrant and Spyglass, Inc.(1)
     10.21   Independent Software Vendor License Agreement, dated May 18, 1995, between the Registrant and SPYRUS.(1)
     10.22   OEM Source License Agreement, dated April 26, 1995, between the
             Registrant and Spyglass, Inc.(1)
     10.23   Master Software License and Support Agreement, dated October 31, 1994, between the Registrant and Open Software Foundation, Inc.(1)
     10.24   Master Software License and Support Agreement, dated January 15, 1993, between the Registrant and Open Software Foundation, Inc.(1)
     10.25   Sublease, dated June 7, 1995, between Scripps Memorial Hospitals and the Registrant.(1)
     11.1    Statement regarding calculation of net income (loss) per share.
     21.1    Subsidiaries of Registrant.(1)
     23.1    Consent of Ernst & Young LLP, independent auditors.
     23.2    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
     24.1    Power of Attorney. Reference is made to page II-5.
     27.1    Financial Data Schedule

---------------
 *  To be filed by amendment.

(1) Filed as an exhibit to the Registrant's Registration Statement on Form SB-2 (No. 333-5052-LA) or amendments thereto and incorporated by reference.

(2) Filed as an exhibit to the Registrant's Form 10-Q for the six months ended September 30, 1996 and incorporated by reference.

ITEM 17.  UNDERTAKINGS.

     The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, or controlling persons of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant will:

     (1) For the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 28th day of January, 1997.

                                          By:      /s/ JEFFREY D. WITOUS
                                            ------------------------------------
                                            Jeffrey D. Witous
                                            President, Chief Executive Officer
                                              and
                                            Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey D. Witous and Arthur S. Budman and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on January 28, 1997 in the capacities and on the dates indicated.

               SIGNATURE                                 TITLE                       DATE
----------------------------------------  -----------------------------------  -----------------

         /s/ JEFFREY D. WITOUS            President, Chief Executive Officer    January 28, 1997
----------------------------------------  and Chairman of the Board
           Jeffrey D. Witous              (Principal Executive Officer)

          /s/ ARTHUR S. BUDMAN            Chief Financial Officer and           January 28, 1997
----------------------------------------  Director (Principal Financial and
            Arthur S. Budman              Accounting Officer)

         /s/ TERRY A. STRAETER            Director                              January 28, 1997
----------------------------------------
           Terry A. Straeter

           /s/ GARY A. WETSEL             Director                              January 28, 1997
----------------------------------------
             Gary A. Wetsel

                               INDEX TO EXHIBITS

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
    NUMBER                          DESCRIPTION OF DOCUMENT                              PAGE
    ------   ----------------------------------------------------------------------  ------------
      1.1*   Form of Underwriting Agreement.
      2.1    Form of Agreement and Plan of Merger used in connection with the
             Registrant's Reincorporation in Delaware.(1)
      3.1    Registrant's Certificate of Incorporation.(2)
      3.2    Registrant's Bylaws.
      4.1    Reference is made to Exhibits 3.1 and 3.2.
      4.2    Specimen stock certificate.(1)
      5.1*   Opinion of Cooley Godward LLP.
     10.1    Form of Indemnity Agreement entered into between the Registrant and its directors and executive officers.(1)
     10.2    1995 Stock Option Plan.(1)
     10.3    Form of Incentive Stock Option Agreement under the 1995 Stock Option
             Plan.(1)
     10.4    Form of Nonstatutory Stock Option Agreement under the 1995 Stock
             Option Plan.(1)
     10.5    Form of Nonstatutory Stock Option Agreement outside the 1995 Option
             Plan.(1)
     10.6    Form of Non-Qualified Stock Option Agreement outside the 1995 Stock
             Option Plan.(1)
     10.7    1996 Employee Stock Purchase Plan.(1)
     10.8    Form of Employee Stock Purchase Plan Offering.(1)
     10.9    Form of Restricted Stock Purchase Agreement.(1)
     10.10   Series A Preferred Stock Purchase Agreement, dated January 10, 1995, between the Registrant and certain investors.(1)
     10.11   Series B Preferred Stock Purchase Agreement, dated September 30, 1995, between the Registrant and certain investors.(1)
     10.12   Series C Preferred Stock Purchase Agreement, dated June 7, 1996, between the Registrant and certain investors.(1)
     10.13   Investors' Rights Agreement, dated June 7, 1996, between the
             Registrant and certain investors.(1)
     10.14   Imperial Bank Credit Terms and Conditions, dated April 4, 1995 as amended.(1)
     10.15   Warrant to Purchase Common Stock, dated May 15, 1995, between the
             Registrant and Imperial Bank.(1)
     10.16   Full Service Office Lease, dated January 19, 1995, between the
             Registrant and PT Carlsbad Associates.(1)
     10.17   Full Service Office Lease, dated August 19, 1994, between the
             Registrant and PT Carlsbad Associates.(1)
     10.18   CDE and TED Core Software License Agreement, dated May 20, 1996, between the Registrant and The Santa Cruz Operation, Inc.(1)
     10.19   Common Desktop Environment Software License Agreement, dated April 19,
             1996, between the Registrant and Hewlett-Packard Company, as amended.(1)

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
    NUMBER                          DESCRIPTION OF DOCUMENT                              PAGE
    ------   ----------------------------------------------------------------------  ------------
     10.20   OEM Source License Agreement, dated January 24, 1996, between the
             Registrant and Spyglass, Inc.(1)
     10.21   Independent Software Vendor License Agreement, dated May 18, 1995, between the Registrant and SPYRUS.(1)
     10.22   OEM Source License Agreement, dated April 26, 1995, between the
             Registrant and Spyglass, Inc.(1)
     10.23   Master Software License and Support Agreement, dated October 31, 1994, between the Registrant and Open Software Foundation, Inc.(1)
     10.24   Master Software License and Support Agreement, dated January 15, 1993, between the Registrant and Open Software Foundation, Inc.(1)
     10.25   Sublease, dated June 7, 1995, between Scripps Memorial Hospitals and the Registrant.(1)
     11.1    Statement regarding calculation of net income (loss) per share.
     21.1    Subsidiaries of Registrant.(1)
     23.1    Consent of Ernst & Young LLP, independent auditors.
     23.2    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
     24.1    Power of Attorney. Reference is made to page II-5.
     27.1    Financial Data Schedule

---------------
 *  To be filed by amendment.

(1) Filed as an exhibit to the Registrant's Registration Statement on Form SB-2 (No. 333-5052-LA) or amendments thereto and incorporated by reference.

(2) Filed as an exhibit to the Registrant's Form 10-Q for the six months ended September 30, 1996 and incorporated by reference.